Exhibit 10.16

DATED 25 APRIL 2013

IKAROS MARINE LLC

(as Borrower)

- and -

ABN AMRO BANK N.V.

(as Mandated Lead Arranger)

- and -

THE BANKS LISTED IN SCHEDULE 1

(as Lenders)

- and -

ABN AMRO BANK N.V.

(as Agent)

- and –

ABN AMRO BANK N.V.

(as Swap Provider)

- and -

ABN AMRO BANK N.V.

(as Security Agent)

- and -

ABN AMRO BANK N.V., SINGAPORE BRANCH

(as K-sure Agent)

US$52,703,000 K-SURE COVERED

SECURED LOAN AGREEMENT

CONTENTS

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purpose	15

3	Conditions of Utilisation	15

4	Advance	16

5	Repayment	17

6	Prepayment	17

7	Interest	20

8	Indemnities	23

9	Fees	27

10	Security and Application of Moneys	28

11	Representations	33

12	Undertakings and Covenants	38

13	Events of Default	58

14	Assignment and Sub-Participation	62

15 The Agent, the Security Agent, the Mandated Lead Arranger, the K-sure Agent, the Swap Provider and the Lenders		64

16	Set-Off	75

17	Payments	75

18	Notices	76

19	Partial Invalidity	79

20	Remedies and Waivers	79

LOAN AGREEMENT

Dated: 25 April 2013

BETWEEN:

(1)

IKAROS MARINE LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower”); and

(2)	ABN AMRO BANK N.V., acting as mandated lead arranger through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (the “Mandated Lead Arranger”); and

(3)

the banks listed in Schedule 1 (The Lenders and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(4)	ABN AMRO BANK N.V., acting as agent through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (in that capacity the “Agent”); and

(5)

ABN AMRO BANK N.V., acting as swap provider through its office at HQ 8045, Postbus 283, 1000 EA, Amsterdam, The Netherlands and, if applicable, any of its other offices on a multi-branch basis (the “Swap Provider”);

(6)	ABN AMRO BANK N.V., acting as security agent through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (in that capacity the “Security Agent”); and

(7)	ABN AMRO BANK N.V., SINGAPORE BRANCH, acting as the K-sure agent through its office at 10 Collyer Quay, #07-01 Ocean Financial Centre, Singapore 049315 (the “K-sure Agent”).

WHEREAS:

(A)

The Borrower has agreed to purchase the Vessel from the Builder on the terms of the Building Contract and intends to register the Vessel on delivery under the flag of the Republic of the Marshall Islands.

(B)

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, up to the Maximum Loan Amount) to assist the Borrower to finance part of the Contract Price.

(C)	K-sure has agreed to insure ninety five per cent (95%) of the Loan outstanding from time to time and the interest accrued thereon subject to the terms and conditions of the K-sure Insurance Policy.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Account Holder” means ABN AMRO Bank N.V. acting through its office at Rotterdam, Netherlands or any other bank or financial institution which at any time,

with the Agent’s prior written consent, holds the Earnings Account and the Retention Account.

“Accounts” means the Earnings Account and the Retention Account and “Account” means either one of them.

“Accounts Charge” means the deed of charge referred to in Clause 10.1.4 (Security Documents).

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Brokers” means Barry Rogliano Salles, Howe Robinson & Co Ltd, Kontiki Shiprokers and Maersk Broker K/S or any other broker as may be agreed by the Borrower and the Agent in writing, and “Approved Broker” means any one of them.

“Assignment” means the deed of assignment referred to in Clause 10.1.2 (Security Documents) and “Assignment” means each one of them.

“Availability Termination Date” means the earlier of (i) the Delivery Date and (ii) 275 days after the Expected Delivery Date, following which any undrawn balance shall be cancelled, or such later date as all the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3 (Break Costs).

“Builder” means Hyundai Samho Heavy Industries Co., Ltd., a company incorporated and existing under the laws of Korea with its principal office at #1700, Yongdang-Ri, Samho-Eup, Yeounggam-Gun, Jeollanam-Do, Korea.

“Building Contract” means the contract dated 22 July 2011 on the terms and subject to the conditions of which the Builder has agreed to construct the Vessel for, and deliver the Vessel to, the Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore, Seoul, Amsterdam, Athens and, if any payment is to be made under the Finance Documents on such day, New York.

“Charterers” means the Initial Time Charterer and the Subsequent Time Charterer, and “Charterer” means any one of them.

“Charters” means the Initial Time Charter, the Subsequent Time Charter and any time charter, consecutive voyage charter or other contract of employment for the Vessel as approved by the Agent and K-sure from time to time pursuant to Clause 12.3.21 (Charters) and “Charter” means any one of them.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding, as such amount may be reduced by any relevant term of this Agreement, and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Contract Price” means the amount of seventy five million two hundred and ninety thousand Dollars ($75,290,000), being, subject to the terms of the Building Contract, the total price payable by the Borrower to the Builder for the Vessel.

“Contribution” means, in relation to a Lender, the principal amount of the Loan owing by the Borrower to that Lender under this Agreement at any relevant time.

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than the Borrower) described as such in the Master Agreement.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Dangerous Cargoes” means such cargoes which are regarded by the International Maritime Organisation as being detrimental to the substance of the hull of the Vessel, for example, the International Maritime Dangerous Goods Code IV and V cargoes.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date of actual delivery of the Vessel to the Borrower by the Builder under the Building Contract.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in the lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings” means (a) all sums payable or which may become payable to or to the order of the Borrower under, pursuant to or in connection with any Charter and (b) all or any other hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel including, but not limited to any Charter.

“Earnings Account” means a bank account to be opened in the name of the Borrower with the Account Holder to which the Earnings are to be remitted.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether below or above ground), land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land), land covered with water and water (including sea, ground and surface water and any living organism supported by such media).

“Environmental Approval” means any and all consents, authorisations, licenses or approval of any Government Entity required under any Environmental Laws applicable to the Vessel or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provisions of goods and/or services from the Vessel or any part thereof.

“Environmental Claim” means any and all enforcements, clean-up, removal or other regulatory action or laws instituted or completed by any Government Entity under or pursuant to any Environmental Laws or any Environmental Approval together with the claims made by any third party relating to damage, contribution, loss or injury resulting from any Spill from the Vessel or any part thereof.

“Environmental Laws” means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order judgment, rule permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes (in each case having legal or judicial import or effect), in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

(c)

the emission, leak, release, spill or discharge into the Environment of dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Materials and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001 and the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Expected Delivery Date” means 30 April 2013.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(d)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(e)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(f)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the market value determined for the Vessel at any relevant time, such value being determined by taking the arithmetic average of two (2) valuations of the Vessel, each to be addressed to and for the benefit of the Agent acting for and on behalf of the Finance Parties and obtained from any two Approved Brokers and to be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms between a willing seller and a willing buyer and and free of any charter or other contract of employment, subject to, in the case of any determination of Fair Market Value for the purposes of Clause 3.1 (Conditions Precedent) prior to the Delivery Date, the assumption that at the time of the valuation, the Vessel has been completed in accordance with the terms of the Building Contract and the Vessel has been delivered to the Borrower with the class stated in the Building Contract.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 9 (Fees).

“Final Maturity Date” means the date falling twelve (12) years from the Delivery Date.

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Mandated Lead Arranger, the K-sure Agent, the Swap Provider and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“General Terms and Conditions” means the general terms and conditions of business of ABN AMRO BANK N.V., as lender (as amended and/or supplemented from time to time).

“Goods and Services Tax” means any Tax levied on the sale of goods and services.

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Guarantor” means Poseidon Containers Holdings LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Hazardous Materials” means and includes pollutants, contaminants, toxic substances, oil and its products and all hazardous and/or noxious substances and other substances (in whatever form, whether gas, liquid, solid or vapour) whose release into the Environment is regulated or penalised by Environmental Laws and “Hazardous Material” means any such material.

“Holding Company” of any other company or corporation, means a company or corporation in respect of which that other company or corporation is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Initial Time Charter” means the time charter for the Vessel entered or to be entered into between the Borrower as owner and the Initial Time Charterer as charterer for a minimum period of duration of three (3) years from one or two days following the Delivery Date and at a daily rate of hire of not less than thirty three thousand two hundred and fifty Dollars ($33,250) (inclusive of a broker’s commission of 2.5%).

“Initial Time Charterer” means A.P. Moller-Maersk A/S, Copenhagen, Denmark.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.6 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest as determined pursuant to Clause 7 (Interest).

“IPO” means an initial public offering at a stock exchange acceptable to the Agent.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“K-sure” means Korea Trade Insurance Corporation, with its registered office at 136, Seorin-dong, Jongno-gu, Seoul, 110-729 Korea.

“K-sure Insurance Policy” means the policy of medium and long term export insurance issued by K-sure covering the Loan, being the general terms and conditions of medium and long term export credit (buyer credit, standard) and special terms and conditions providing political and commercial risk cover in an amount of ninety five per cent (95%) of the Loan outstanding from time to time and accrued interest thereunder.

“K-sure Insurance Proceeds” means all sums payable by K-sure to or for the account of the K-sure Agent on behalf of the Lenders under in connection with the K-sure Insurance Policy.

“K-sure Premium” means the premium payable to K-Sure in respect of the K-Sure Insurance Policy which premium is subject to adjustment by K-sure in accordance with the terms of the K-sure Insurance Policy.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

“Management Agreements” means the agreement(s) for the commercial and/or technical management of the Vessel in form or forms acceptable to the Lenders and entered or to be entered into between the Borrower and the Managers.

“Managers” means (i) Technomar Shipping Inc., as technical managers, a corporation incorporated under the laws of the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia and (ii) Conchart Commercial Inc., as commercial managers, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Agent may approve in writing.

“Managers’ Undertakings” means the undertakings referred to in Clause 10.1.7 (Security Documents) and “Managers’ Undertaking” means each one of them.

“Mandatory Prepayment Event” means any of the events or circumstances set out in Clauses 6.3 (Mandatory prepayment on sale or Total Loss), 6.4 (Mandatory prepayment on Margin Reset) and 6.5 (Mandatory prepayment on termination of K-sure Insurance Policy) and “Mandatory Prepayment Events” means more than one of them.

“Margin” means, subject to Clause 7.9 (Margin reset), three point two five per cent (3.25%) per annum.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered or to be entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to the Master Agreement and each Confirmation exchanged pursuant to the Master Agreement and “Master Agreements” means more than one of them.

“Master Agreement Benefits” means all benefits whatsoever of the Borrower under or in connection with the Master Agreement (or any other ISDA Master Agreement entered into between any provider of hedging facilities and the

Borrower) including, without limitation, all moneys payable to the Borrower under that Master Agreement and all claims for damages in respect of any breach by the Swap Provider of the Master Agreement, or, as the case may be, all moneys payable to the Borrower under that ISDA Master Agreement and all claims for damages in respect of any breach by any provider of hedging facilities of any ISDA Master Agreement.

“Master Agreement Charge” means a deed of charge referred to in Clause 10.1.6 (Security Documents).

“Maximum Loan Amount” means an aggregate amount not exceeding the lesser of (a) fifty two million seven hundred and three thousand Dollars ($52,703,000), (b) 70% of the Fair Market Value of the Vessel and (c) 70% of the Contract Price.

“Membership Interest Pledge Agreement” means the pledge of membership interests referred to in Clause 10.1.5 (Security Documents).

“Money Laundering” has the meaning as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community.

“Mortgage” means the first preferred Marshall Islands ship mortgage referred to in Clause 10.1.1 (Security Documents).

“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance and mortgagees’ additional perils (oil pollution) insurance from time to time taken out by the Security Agent in relation to the Vessel.

“Obligatory Insurances” means the insurances and entries referred to in Clause 12.5.1, and, where applicable, those referred to in Clauses 12.4.2(o), 12.5.2 and/or 12.5.3(c).

“Original Financial Statements” means the first set of the annual audited financial statements of the Borrower delivered or to be delivered to the Agent under Clause 12.1.1 and the first set of the annual audited consolidated financial statements of the Guarantor for the financial year ended on 31 December 2012 delivered to the Agent under Clause 12.1.1 (Financial Statements).

“Party” means a party to this Agreement.

“Permitted Encumbrance” means any Encumbrance created by any of the Finance Documents or which has the prior written approval of the Agent or in respect of the Vessel following the Delivery Date, or any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding five hundred thousand Dollars ($500,000).

“Pledgor” means Odysseus Marine LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Proportionate Share” means at any time prior to the Drawdown Date or at any time during which there is no Contribution or, for the purposes of Clauses 4.2 (Lenders’ participation) and 9.1 (Commitment fee) (at all times), the proportion which a

Lender’s Commitments then bears to the aggregate of Commitments of all the Lenders or, at all other times, the proportion which a Lender’s Contribution then bears to the aggregate Contributions of all the Lenders.

“Reference Banks” means, in relation to LIBOR, the principal London office of ABN AMRO Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related Company” means in relation to any company or corporation, a subsidiary of that company or corporation or a Holding Company of that company or corporation and “Related Companies” means more than one of them.

“Relevant Documents” means the Finance Documents, the Building Contract, the Charters, the Management Agreements and the Account Holder’s confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means a bank account to be opened in the name of the Borrower with the Account Holder to which certain amounts from the Earnings Account are to be transferred from time to time in accordance with Clause 10.4 (Transfers to Retention Account).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security Coverage Amount” means at any time from the Delivery Date and for the remainder of the Facility Period, one hundred and thirty five per cent (135%) of the amount of the outstanding Loan.

“Security Documents” means the Mortgage, the Assignment, the Guarantee, the Accounts Charge, the Membership Interest Pledge Agreement, the Master Agreement Charge, any other Credit Support Documents, the Managers’ Undertakings, or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower, the Guarantor, the Pledgor, the Managers, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Spill” means any actual or threatened emission, spill, release or discharge of a Hazardous Material into the Environment.

“Subsequent Time Charter” means the time charter with a Subsequent Time Charterer on terms acceptable to the Agent and K-sure in all respects and which shall be entered into not later than thirty (30) days prior to the expiry of the Initial Time Charter and shall commence upon the expiry of the Initial Time Charter.

“Subsequent Time Charterer” means the charterer or operator of the Vessel under any Subsequent Time Charter which is approved by the Agent and K-sure in writing.

“Subsidiary” has the meaning set out in Clause 1.3 and “Subsidiaries” shall be construed accordingly.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Threshold Amount” means two million Dollars ($2,000,000) or its equivalent in any other currency.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)

the requisition for title, nationalisation, expropriation or compulsory acquisition of the Vessel by or on behalf of any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Transaction” means a transaction entered into between the Swap Provider and the Borrower governed by the Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“US Tax Obligor” means:

(a)	a Security Party which is a “United States person” within the meaning of Section 7701(a)(30) of the Code; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Unwind Costs” means all sums payable by the Borrower from time to time under Clause 8.4 (Unwind costs).

“Vessel” means the one (1) 6,700 TEU container vessel and everything now or in the future belonging to her on board and ashore, currently under construction by the Builder with the Builder’s hull number HSHI Hull S623 and scheduled to be delivered by the Builder to the Borrower on 30 April 2013 on the terms of the Building Contract and, on delivery to the Borrower, intended to be registered under the flag stated in Recital (A).

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2

words denoting persons include corporations, limited liability companies, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to “indebtedness” include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to any Finance Party include its successors, transferees and assignees;

1.2.10	a time of day (unless otherwise specified) is a reference to London time;

1.2.11	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning; and

1.2.12

references to “regulation” or “regulations” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, which is generally complied with in the ordinary course of business of the party concerned or by those to which it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation.

1.3	A company or corporation (S) is a subsidiary of another company or corporation (P) if:

(a)

a majority of the issued shares or limited liability interests in (S) (or a majority of the issued shares or limited liability interests in (S) which carry unlimited rights to capital and income distributions) are directly owned by (P) or are indirectly attributable to (P); or

(b)	(P) has direct or indirect control over a majority of the voting rights attaching to the issued shares in (S); or

(c)	(P) has the direct or indirect power to appoint or remove a majority of the directors of (S); or

(d)	(P) otherwise has the direct or indirect power to ensure that the affairs of (S) are conducted in accordance with the wishes of (P).

1.4	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

1.5	K-sure

(a)

In case of any conflict or inconsistency between the terms of any Finance Documents and the K-sure Insurance Policy, the terms of the K-sure Insurance Policy shall prevail, and to the extent of such conflict or inconsistency, none of the Lenders, Agent or the Security Agent shall assert to K-sure, the terms of the relevant Finance Documents.

(b)	Each party agrees that (i) K-sure shall not have any obligations or liabilities under this Agreement unless and until it becomes a Lender pursuant to the terms of this Agreement, (ii) K-sure shall be a third party beneficiary of the terms of this Agreement and the rights expressed to be for its benefit or exercisable by it under this Agreement and (iii) this Agreement may not be amended to limit, modify or eliminate any rights of K-sure without its prior written consent.

2	The Loan and its Purpose

2.1

Amount    Subject to the terms of this Agreement and in reliance on the representations and warranties set out in this Agreement, the Lenders agree to make available to the Borrower a term loan not exceeding the Maximum Loan Amount.

2.2

Finance Parties’ obligations    The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

2.5

Hedging arrangements    The Swap Provider may, at the Borrower’s request, enter into one or more hedging and/or swap transactions in relation to the Borrower’s floating rate interest exposure under this Agreement provided that the Swap Provider shall not be obliged by virtue of this Agreement to enter into any such arrangements and this Agreement shall not be construed as an offer by the Swap Provider to the Borrower to enter into any such hedging and/or swap transaction.

2.6	Cancellation Any amount of any Commitment which remains undrawn on the Availability Termination Date shall be deemed cancelled on that date.

3	Conditions of Utilisation

3.1

Conditions precedent    The Borrower is not entitled to have the Loan advanced unless the Agent has, prior to or upon the Drawdown Date, received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), which shall be in form and substance acceptable to all Lenders.

3.2	Further conditions precedent The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of the Loan;

3.2.2	the representations made by the Borrower under Clause 11 (Representations) are true in all material respects;

3.2.3	there is, in the reasonable opinion of the Agent or K-sure, no material and adverse change in the credit worthiness of the Borrower or the Guarantor;

3.2.4	no Mandatory Prepayment Event is continuing; and

3.2.5

that the Agent and K-sure have received, and found to be acceptable to each of them, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent or the K-sure Agent may request by notice to the Borrower prior to the Drawdown Date.

3.3

Conditions subsequent    The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent).

3.4

No waiver    If the Lenders in their sole discretion agree to advance the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than ten (10) Business Days after the Drawdown Date or such other date specified by the Agent (acting on the instructions of all the Lenders).

The advance of the Loan under this Clause 3.4 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.5	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.5.1	be in form and substance acceptable to the Agent; and

3.5.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

3.6

Closing mechanism on delivery    For the purpose of the Loan to be applied towards the final instalment of the Contract Price (the “Final Instalment Portion”) the Loan shall be remitted to and held to the order of the Agent with the Builder’s nominated bank under instructions to release the Final Instalment Portion to the Builder’s designated account against presentation of the protocol of delivery and acceptance countersigned by the Agent’s representative evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract it being agreed by the Borrower that the Final Instalment Portion will only be released to the Builder’s designated account following satisfaction of the Conditions Precedent in Part I of Schedule 2 (Conditions precedent). The Borrower agrees that the documents and other evidence listed in sections 1, 2(a)(ix), 2(a)(xiv), 2(c), 3(e), 4(f), 4(h), 4(l) and 4(f) of Part IV to Schedule 2 shall be delivered to the Agent before the Agent shall have any obligation to remit the Final Instalment Portion to the Builder’s nominated bank.

4	Advance

4.1

Drawdown Request    The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than fifteen (15) and not fewer than three (3) Business Days before the proposed Drawdown

Date of the Loan. The Drawdown Notice shall be signed by an authorised signatory of the Borrower and, once delivered, is irrevocable.

4.2

Lenders’ participation    Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each relevant Lender shall advance its Proportionate Share of the Loan to the Borrower through the Agent on the Drawdown Date.

5	Repayment

5.1

Repayment of Loan    The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by forty-eight (48) consecutive quarterly instalments each in the sum of one million ninety seven thousand nine hundred and seventy nine Dollars and seventeen cents ($1,097,979.17), the first instalment falling due on the date which is three (3) calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter.

Notwithstanding the foregoing provisions of this Clause 5.1, any balance of the Loan remaining on the Final Maturity Date shall be repaid in full on the Final Maturity Date together with the payment of all other Indebtedness (as conclusively certified by the Agent).

5.2

Reduction of Repayment Instalments    If the aggregate amount advanced to the Borrower is less than fifty two million seven hundred and three thousand Dollars ($52,703,000), the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is cancelled, repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, each Commitment of that Lender will be immediately cancelled; and

6.1.3

the Borrower shall repay that Lender’s Contribution to that Lender on the last day of the Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower.

6.2

Voluntary prepayment of Loan    The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of five hundred thousand Dollars ($500,000) subject as follows:

6.2.1	it gives the Agent not less than thirty (30) days’ (or such shorter period as the Agent may agree) prior notice;

6.2.2

in the event that a full prepayment of the Loan is being made pursuant to a refinancing of the Loan, it pays to the Agent for the account of the Lenders, in addition to the amount prepaid, a fee of an amount equal to two point zero per cent (2.0%) of the amount prepaid, if such prepayment occurs at any time from the Drawdown Date until the second anniversary of the Drawdown Date;

6.2.3	no prepayment may be made until after the Availability Termination Date; and

6.2.4	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) pro rata.

6.3

Mandatory prepayment on sale or Total Loss    If the Vessel is sold by the Borrower (which shall require the prior written consent of the Lenders and K-sure and which shall include a sale or a novation or a transfer of the Borrower) or becomes a Total Loss, the Borrower shall, simultaneously with any such sale, novation or transfer or within one hundred and eighty (180) days after any such Total Loss or, if earlier, on the date on which the proceeds of the Total Loss (whether payable by an insurer or any other person) in respect of the Total Loss are received by the Borrower or, as the case may be, the Security Agent or any other person, make a full prepayment of the Loan and all other Indebtedness associated therewith (as conclusively certified by the Agent).

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel on the actual date or at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)

in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and at the time at which a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)

in the case of a compromised, agreed or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the insurers of the Vessel;

(d)

in the case of a requisition for title, nationalisation, expropriation or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire), on the date on which the relevant requisition for title, nationalisation, expropriation or compulsory acquisition occurred; and

(e)

in the case of capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture (not falling within (d) above) which deprives the Borrower the use of the Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture occurred.

6.4

Mandatory prepayment on Margin reset If the Borrower fails to agree to the Margin reset set out in Clause 7.9, the Borrower shall immediately on the Agent’s written demand, pursuant to Clause 7.9.3, make a full prepayment of the Loan and all other Indebtedness (as conclusively certified by the Agent), together with any Break Costs, but otherwise without premium or penalty.

6.5	Mandatory prepayment on termination of K-sure Insurance Policy If :

6.5.1	the K-sure Insurance Policy is terminated, suspended or cancelled or becomes impossible, invalid, illegal, ineffective, unenforceable, or otherwise ceases to remain in full force and effect; and/or

6.5.2	K-sure has stated its intention in writing to the K-sure Agent to, repudiate, terminate or suspend the application of the K-sure Insurance Policy;

the Borrower shall immediately on the Agent’s written demand, make a full prepayment of the Loan and all other Indebtedness (as conclusively certified by the Agent).

6.6	Compulsory replacement of a Lender If:

6.6.1

any sum payable to any Lender by a Security Party is required to be increased under Clause 17.3 (Grossing- up) following any change in law or regulations made after the date of this Agreement or any change to the office of a Lender through which it will perform its obligations under this Agreement; or

6.6.2

any Lender claims indemnification from the Borrower under Clause 8.6 (Increased costs (subject to Clause 8.7 (Exceptions to increased costs)) and such amount claimed is materially in excess of that been claimed by the other Lenders; or

the Borrower may, subject to Clause 6.7 (Conditions of transfer), whilst the relevant circumstances set out in Clauses 6.6.1 or 6.6.2 above are continuing, on twenty (20) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to Clause 14.4 (Transfer Certificates) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 14.4 (Transfer Certificates) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s Commitment in the Loan;

(b)	all accrued interest owing to such Lender;

(c)	all Break Costs owing to such Lender; and

(d)	all other amounts payable to such Lender under the Finance Documents on the date of the transfer.

6.7	Conditions of transfer The replacement of a Lender pursuant to Clause 6.6 (Compulsory replacement of a Lender) shall be subject to the following conditions:

6.7.1	the Borrower shall have no right to replace the Agent, the K-sure Agent or the Security Agent;

6.7.2	no Finance Party shall have any obligation to find a replacement Lender;

6.7.3

in no event shall the Lender replaced under Clause 6.6 (Compulsory Replacement of a Lender) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

6.7.4

in the case where the Lender proposed to be replaced is the same legal entity or a Related Company of the Swap Provider, if required by the Swap Provider, all Transactions between the Swap Provider and the Borrower are terminated and reversed and all liabilities, expenses and losses incurred by the Swap Provider as a consequence of such termination and reversal are paid in full to the Swap Provider by the Borrower at the time of the applicable transfer;

6.7.5	no Default or Mandatory Prepayment Event is continuing on the date of the proposed transfer; and

6.7.6	the new Lender has to be approved by K-sure and be replaced in the K-sure Insurance Policy by way of endorsement to the K-sure Insurance Policy.

6.8

Restrictions    Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Unwind Costs and subject to Clause 6.2.2 (Voluntary prepayment of Loan), without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower and/or the Lenders, as appropriate.

6.9

K-sure Premium    In the event of prepayment under this Clause 6 and pursuant to the circumstances contained in the K-sure Insurance Policy, the Borrower may be refunded up to 90% of the unutilised K-sure Premium, in accordance with the K-sure Insurance Policy and subject to the approval of K-sure.

7	Interest

7.1

Interest Periods    The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3) months’ duration, or such other duration as may be requested by the Borrower and agreed by the Agent (acting on the instructions of all the Lenders).

7.2

Beginning and end of Interest Periods    The first Interest Period shall start on the Drawdown Date and each subsequent Interest Period shall start forthwith upon the expiry of the preceding Interest Period and shall end on the date which numerically corresponds to (in the case of the first Interest Period) the Drawdown Date or (in the case of subsequent Interest Periods) the last day of the preceding Interest Period in the relevant calendar month except that if there is no numerically corresponding date in that calendar month, the Interest Period in question shall end on the last Business Day in that month.

7.3

Interest Periods to meet Repayment Dates    If an Interest Period would otherwise expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the relevant Repayment Instalment which shall expire on the next Repayment Date and the Interest Period determined shall apply only to the balance of the Loan.

7.4

Non-Business Days    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6

Accrual and payment of interest    Interest shall accrue from day to day, shall be calculated on the basis of a three hundred and sixty (360) day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.7

Default interest    If the Borrower fails to pay any amount payable by it under a Finance Document (excluding the Master Agreement) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two point zero per cent (2.0%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.7 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8

Alternative interest rate    If either (a) the applicable Screen Rate is not available for any Interest Period and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period or (b) a Lender or Lenders (whose Commitment and Contributions equal at least thirty per cent (30%) per cent of all the Commitments and Contributions) inform the Agent by written notice that the cost to it or them of obtaining matching deposits for that Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.8.1	the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event providing particulars to the circumstances giving rise to this event; and

7.8.2	the rate of interest on each Lender’s Contribution for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Contribution from whatever source it may reasonably select,

PROVIDED THAT if the resulting rate of interest on any Contribution is not acceptable to the Borrower:

7.8.3	the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest;

7.8.4	any substitute basis agreed pursuant to Clause 7.8.3 shall, with the prior consent of all the Lenders, be binding on all the parties to this Agreement and shall apply to all Contributions; and

7.8.5

if, within thirty (30) days of the giving of the notice referred to in Clause 7.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Contribution, together with accrued interest (calculated in accordance with Clause 7.8.2) and any Break Costs and Unwind Costs, if applicable.

7.9	Margin reset

7.9.1

Subject to the prior written approval of K-sure and the K-sure Agent, the Agent (acting on the instruction of any Lender) shall be entitled to increase the Margin which shall apply for the Interest Period starting on or immediately following the date falling on the sixth (6th) anniversary of the Drawdown Date (the “Margin Reset Date”) and for each other subsequent Interest Period thereafter.

7.9.2

The Agent shall, no later than two (2) months prior to the Margin Reset Date, provide to the Borrower written notice of any proposed change in Margin (the “Margin Reset Notice”). The Borrower shall have seven (7) days from the date of the Margin Reset Notice to notify the Agent in writing if such change is not acceptable to it, failing which the Borrower shall be deemed to have accepted the change in Margin as set out in the Margin Reset Notice, which shall apply for each Interest Period after the Margin Reset Date.

7.9.3

If the Borrower has issued a notice under Clause 7.9.2, the Borrower shall, following receipt of the Agent’s written demand (acting on behalf of all the Lenders) for the mandatory prepayment of the Loan then outstanding, on the next Interest Payment Date immediately following such written demand by the Agent, prepay the whole of the Loan and all other Indebtedness associated therewith (as conclusively certified by the Agent), but without premium or penalty.

7.10

Determinations conclusive     The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1

Transaction expenses     The Borrower will upon written demand, from the Agent or K-sure, pay the Agent (for the account of the Finance Parties) or K-sure the amount of all costs and expenses (including, without limitation, legal fees, signing, travel expenses, disbursements and all other out of pocket expenses and Goods and Services Tax or any similar or replacement tax if applicable) incurred by the Finance Parties and K-sure or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed);

8.1.3

any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuations of the Vessel under Clause 3.1 (Conditions precedent) and Clause 12.3.24 (Asset Protection Clause); and

8.1.4	the discharge, release or reassignment of any of the Security Documents and in agreeing closing procedures and attending closing meetings in relation to any sale of the Vessel.

8.2

Funding costs     The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, the Loan is not advanced to the Borrower after the Drawdown Notice for the Loan has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3

Break Costs     The Borrower shall indemnify each Lender, by payment to the Agent (for the account of that Lender) promptly on the Agent’s written demand against all costs, losses, premiums or penalties incurred or to be incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents, on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred or to be incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4

Unwind costs    The Borrower shall indemnify the Swap Provider, by payment to it on its written demand, against all costs, losses, premiums or penalties incurred by the Swap Provider as a result of any prepayment of all or part of any Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) including (without limitation) any liabilities, expenses or losses incurred by the Swap Provider in terminating, restructuring or reversing, or otherwise in connection with, the Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Swap Provider to hedge any exposure arising under the Master Agreement or in terminating, restructuring or reversing or otherwise in connection with, any open position arising under the Master Agreement.

8.5

Currency indemnity    In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, promptly on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.6

Increased costs (subject to Clause 8.7 (Exceptions to increased costs))    If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation or Basel III Regulation (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)):

8.6.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.6.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.6.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.6.4

the manner in which a Finance Party allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.6.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment and/or Contributions or its obligations under the Master Agreement or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or the Master Agreement performing its obligations under this Agreement and/or the Master Agreement, or to cause a reduction in any amount due and payable to a Finance Party under any of the Finance Documents, then, subject to Clause 8.7 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return or reduced amount. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.6:

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means, in relation to a Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Finance Party;

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel III Regulation” means any law or regulation implementing Basel III save and to the extent that it re-enacts a Basel II Regulation; and

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.7	Exceptions to increased costs Clause 8.6 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.7.1	compensated for by a payment made under Clause 8.11 (Taxes); or

8.7.2	compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.7.3	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.8

Events of Default    The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.9

Enforcement costs     The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.10

Other costs    The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.11

Taxes    The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income or subject to Clause 12.1.8 (c)) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) promptly on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.12

Insurance advisor    The Borrower shall indemnify the Agent on demand for all costs and expenses incurred by the Agent in retaining an insurance advisor to review and advise on the Insurances on or prior to the Delivery Date as contemplated by Schedule I, Part I, 2(c) (Conditions precedent) and at any other time during the Facility Period.

8.13	K-sure Premium

8.13.1

The Borrower acknowledges that the Lenders shall procure the placement of the K-sure Insurance Policy through the K-sure Agent and shall benefit from it throughout the duration of the Facility Period. The Borrower agrees to pay the K-sure Premium to K-sure prior to the Drawdown Date and agrees to pay any additional K-sure Premium (if applicable) as determined by K-sure at any time during the Facility Period, always in accordance with K-sure Insurance Policy, which includes the special terms and conditions and the general terms and conditions of medium and long term export insurance (buyer credit, standard), 6th amendment.

8.13.2

The Borrower agrees that its obligation to make the payments set out in Clause 8.13.1 to the K-sure Agent in respect of the K-sure Premium (or any part of it) shall be an absolute obligation and shall not be affected by any matter whatsoever. Any refund of the K-sure Premium (or any part of it) shall be made in accordance with the general terms of the K-sure Insurance Policy and the relevant clauses of this Agreement.

8.13.3

The Borrower acknowledges that no Finance Party is in any way involved in the determination of the amount of the K-sure Premium and agrees that the Borrower shall have no claim or defence against any Finance Party in connection with the amount of such K-sure Premium.

8.14

K-sure indemnity    The Borrower shall indemnify the K-sure Agent and each Lender on demand and hold each of those parties harmless from and against any duly evidenced additional premiums, cost or expense as provided for under the K-sure Insurance Policy which K-sure may charge, invoice or set-off against amounts owing to the K-sure Agent or the Lenders, including without limitation as a result of a change of the delivery schedule of the Vessel or otherwise properly incurred by the K-sure Agent and/or the Lenders in connection with compliance with the K-sure Insurance Policy.

9	Fees

9.1

Commitment fee    The Borrower shall pay to the Agent (for the account of the Lenders in their respective Proportionate Shares) a fee computed at the rate of one point three per cent (1.3%) per annum on the undrawn amount of the Loan from time to time from 8 March 2013 until the earlier of the Drawdown Date and the Availability Termination Date. The commitment fee shall accrue from day to day, and be calculated on the basis of a three hundred and sixty (360) day year and the actual number of days elapsed, and is payable on the last day of each successive period of three (3) months from 8 March 2013 until the earlier of the Drawdown Date and the Availability Termination Date.

9.2	Arrangement fee The Borrower shall pay to the Agent for the account of the Lenders an arrangement fee in the amount and at the times agreed in a Fee Letter.

9.3	Agency fee The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10	Security and Application of Moneys

10.1

Security Documents    As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	a first preferred Marshall Islands ship mortgage over the Vessel;

10.1.2	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of the Vessel;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	a first priority deed of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts;

10.1.5	a pledge of all the membership interest in the Borrower;

10.1.6	a first priority deed of charge over the Master Agreement Benefits; and

10.1.7	letters of undertaking from the Managers in respect of the Borrower and the Vessel.

10.2

Accounts    The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4

Transfers to Retention Account    Following the Drawdown Date, on the day in each calendar month during the remainder of the Facility Period which numerically corresponds to the Drawdown Date (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account:

10.4.1	first, to Lenders and the Agent in or towards payment of all unpaid fees and expenses;

10.4.2	second, to the Retention Account:

(a)	one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

(b)

the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the Drawdown Date) and that next Interest Payment Date.

From any balance remaining in the Earnings Account immediately following the transfer referred to at Clauses 10.4.1 and 10.4.2, there shall be paid to the Swap

Provider the net amounts actually payable to the Swap Provider by the Borrower under the Transactions, provided that the manner of application as between the Swap Provider referred to in Clause 10.15.7 (General application of moneys after acceleration) shall apply if the full amount to be applied is insufficient to satisfy the full amount then due and owing to the Swap Provider.

The Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make the transfers referred to in this Clause.

10.5

Additional payments to Retention Account If for any reason the amount standing to the credit of the Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 10.4 (Transfers to Retention Account), the Borrower shall, without demand, procure that there is credited to the Retention Account (as the case may be), on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

10.6	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Agent:

10.6.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.6.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

10.7

Borrower’s obligations not affected    If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.8

Release of surplus    Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 (Transfers to Retention Account) shall (unless a Default or an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.

10.9

Relocation of Accounts    At any time following the occurrence and during the continuation of an Event of Default, the Security Agent may without the consent of the Borrower relocate either of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.10

Access to information    The Borrower agrees that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.11

Statements    Without prejudice to the rights of the Security Agent under Clause 10.10 (Access to information), the Borrower will procure that the Account Holder provides to the Security Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

10.12

Application after acceleration    From and after the giving of notice to the Borrower by the Agent under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of either of the Accounts are immediately transferred to the Security Agent for application in accordance with Clause 10.13 (General application of moneys after acceleration) and the Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make those transfers.

10.13

General application of moneys after acceleration    Subject to the terms of Clause 6.3 (Mandatory prepayment on sale or Total Loss) to 6.5 (Mandatory prepayment on termination of K-sure Insurance Policy) this Clause 10.13, Clause 10.14 (Application of moneys on sale or Total Loss) and Clause 10.16 (K-sure Insurance proceeds), all moneys received by the Agent or the Security Agent or any receiver or any other Finance Party pursuant to or in respect of the Finance Documents (other than K-sure Insurance Proceeds) following the giving of notice to the Borrower by the Agent under Clause 13.2 (Acceleration), or by reason of the exercise of any of the Security Agent’s powers in respect of a Security Document or paid to the Agent or the Security Agent by a receiver or any Finance Party for such application, as the case may be, shall be applied by the Agent or the Security Agent (as the case may be) in the following order or priority:

10.13.1	first, to the K-sure Agent in or towards payment or reimbursement of any unpaid or unreimbursed K-sure Premium;

10.13.2

second, in or towards payment of all unpaid fees, expenses and default interest which may be owing to the Agent and/or the Security Agent and/or the Mandated Lead Arranger under the Finance Documents (other than the Master Agreement) provided that if the amount to be applied is insufficient to satisfy the full amount specified in this Clause 10.13.2 it shall be split between the aforementioned Finance Parties on a pro-rata basis to the aggregate of such amounts owed to those Finance Parties under the Finance Documents (other than the Master Agreement);

10.13.3

third, in or towards payment of all unpaid fees, commissions, expenses and default interest which may be owing to the Lenders under the Finance Documents (other than the Master Agreement) provided that if the amount to be applied is insufficient to satisfy the full amount specified in this Clause 10.13.3 it shall be split between the Lenders in accordance with their respective Proportionate Shares;

10.13.4

fourth, in or towards payment of any arrears of interest (other than default interest) owing to the Lenders in respect of any of the Loan provided that if the amount to be applied is insufficient to satisfy the full amount specified in this Clause 10.13.4 it shall be split between the Lenders in accordance with their respective Proportionate Shares;

10.13.5	fifth, in or towards repayment to the Lenders of their respective Contributions provided that if the amount to be applied is insufficient to satisfy the full amount specified in this Clause 10.13.5 it shall be split between the Lenders in accordance with their respective Proportionate Shares;

10.13.6

sixth, in or towards payment to the Lenders of any other amounts then due and owing to any of them under the Finance Documents (other than the Master Agreement) and not included at Clauses 10.13.3 to 10.13.5 provided that if the amount to be applied is insufficient to satisfy the full amount specified in this Clause 10.13.6 it shall be split between the relevant Lenders on a pro-rata basis to the aggregate amount owed to the Lenders under this Clause 10.13.6;

10.13.7	seventh, in or towards payment to the Swap Provider of any amounts then due and owing to the Swap Provider under the Finance Documents; and

10.13.8	eighth, the surplus (if any) shall be paid to the Borrower or to its order.

Following an Event of Default which is continuing, the Agent (for the purpose of this paragraph, the “Agent” shall mean the Agent and the Security Agent individually and collectively) may in its discretion place any money received by it under or in connection with any Finance Document to the credit of a suspense account on such terms and subject to such conditions as the Agent may in its discretion determine for so long as the Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness or pursuant to Clause 10.13.8, and, despite such payment, the Agent may claim against any of the Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the Security Parties for the whole of the Indebtedness.

The Agent may, with the authorisation of all of the other Finance Parties and subject to the prior written approval of K-sure, by notice to the Borrower, the other Security Parties and the other Finance Parties, provide for a different manner of application from that set out in Clause 10.14 above either as regards a specified sum or sums or as regards sums in a specified category or categories. Without prejudice to the foregoing, K-sure may, if K-sure has paid, and the Lenders have received, all amounts payable under the K-sure Insurance Policy, provide for a different manner of application from that set out in Clause 10.13 above either as regards a specified sum or sums or as regards sums in a specified category or categories.

10.14

Application of moneys on sale or Total Loss    The Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by the Borrower of the Vessel or a Total Loss of the Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower’s obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation and in such circumstances the sums received by the Agent and/or the Security Agent pursuant to a sale by the Borrower of the Vessel or the Total Loss of the Vessel shall be applied in the manner set out in Clause 10.14 (General application of moneys after acceleration).

10.15

K-sure Insurance proceeds    If the K-sure Agent receives any K-sure Insurance Proceeds, the K-sure Agent shall pay the amount actually received by it to the Agent for application in accordance with the provisions of Clause 10.13.4 and 10.13.5 (General application of moneys after acceleration) but otherwise strictly in accordance with the K-sure Insurance Policy. The K-sure Insurance Proceeds are for the benefit of the Lenders and not for the benefit of the Borrower. Any K-sure Insurance Proceeds received by the K-sure Agent or applied by the Agent pursuant to this Clause 10.15 shall not be deemed to satisfy, reduce, release or prejudice any of the obligations of any Security Party under any Finance Document in whole or in part which obligations shall remain due and payable notwithstanding the receipt or application of the K-sure Insurance Proceeds, as per the provisions of the subsequent paragraphs of this Clause 10.15.

Notwithstanding any provision to the contrary in any Finance Document, in the event K-sure pays out in full or in part the K-sure Insurance Proceeds in accordance with the K-sure Insurance Policy, (i) the obligations of the Security Parties under the Finance Documents shall not be reduced or affected in any manner, (ii) K-sure shall be entitled, to the extent of such payment, to exercise the rights the Finance Parties may hold (whether presently or in the future) against any Security Party pursuant to the relevant Finance Document or any relevant laws and/or regulations, as the case may be (but without prejudice to the exercise of such rights by the Finance Parties) unless and until such K-sure Insurance Proceeds and the interest accrued thereon are fully reimbursed to K-sure and (iii) with respect to the obligations of the Security Parties owed to the Finance Parties under the Finance Documents (or any of them), such obligations shall additionally be owed to K-sure by way of subrogation of the rights of the Finance Parties.

Each of the Lenders agrees that as soon as K-sure irrevocably and unconditionally pays in full all moneys due under a K-sure Insurance Policy then each of the relevant Lenders shall promptly transfer to K-sure ninety-five per cent (95%) of their respective Contributions or Commitments (as the case may be) in proportion to and in accordance with the schedule of payments made by K-sure under the K-sure Insurance Policy whereupon K-sure shall, upon receipt by the Agent of a duly completed Transfer Certificate in accordance with the provisions of Clause 14.4 (Transfer Certificates), and modified to the extent agreed between the Finance Parties and K-sure for consistency with the terms and conditions of the K-sure Insurance Policy, be a transferee and as such shall be entitled to the rights and benefits of the Lenders under the Finance Documents to the extent of its interest. Notwithstanding any provisions to the contrary in any Finance Document, the Borrower consents to such assignment and transfer.

The Borrower shall indemnify K-sure in respect of any costs or expenses (including legal fees) suffered or incurred by K-sure in connection with the transfer referred to hereinabove or in connection with any review by K-sure of any Default or dispute between the Borrower and any of the Finance Parties occurring prior to the transfer referred to hereinabove.

10.16

Retention on account    Moneys to be applied by the Security Agent under Clause 10.13 (General application of moneys after acceleration) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any receiver or administrator may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any other person liable.

11	Representations

11.1	Representations The Borrower makes the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement.

11.1.1	Status

(a)

Each Security Party (which is not an individual) is a limited liability company, duly formed or is a corporation duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

(b)	Each Security Party is not a US Tax Obligor.

(c)	Each Security Party is not associated with, contracted with or related to any sovereign entity or any affiliate of any sovereign entity.

11.1.2	Binding obligations

(a)

The obligations expressed to be assumed by each Security Party in each Relevant Document to which it is a party are legal, valid, binding and enforceable obligations and each Security Party has duly executed and delivered each Relevant Document to which it is a party.

(b)

The Borrower acknowledges and agrees that its obligations under this Agreement and any other Finance Document to which it is party are independent from its obligations under the Relevant Documents to which it is party, and that the performance of its obligations under this Agreement or any other Finance Document (as the case may be) shall in no event be affected by any dispute whatsoever that may arise between the parties to any Relevant Document, any claim or defence that the Borrower or any other Security Party may have or hold in respect of any Relevant Document or against any of the parties thereto, or in any other respect.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4

Power and authority    Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is a party and the transactions contemplated by those Relevant Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)

to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions subsequent).

11.1.6

Governing law and enforcement    The choice of law to govern each of the Relevant Documents expressed to be governed by that law will be recognised and enforced in the jurisdiction of formation and/or incorporation of each relevant Security Party, and any judgment obtained in the jurisdictions submitted to in the Relevant Documents will be recognised and enforced in the jurisdiction of formation and/or incorporation of each relevant Security Party.

11.1.7

Deduction of Tax    No Security Party is required under the law of its jurisdiction of formation and/or incorporation to make any deduction for or on account of Tax from any payment it may make under any Relevant Document.

11.1.8

No filing or stamp taxes    Under the law of jurisdiction of formation and/or incorporation of each relevant Security Party it is not necessary that the Relevant Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.1.10

No misleading information    Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided and did not omit any material fact or consideration, and without limitation, the financial statements provided by the Borrower pursuant to Clause 12.1.1 (Financial statements) and Clause 12.1.3 (Interim financial statements) are complete and accurate.

11.1.11

Pari passu ranking    The payment obligations of each Security Party under the Relevant Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12	No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower’s knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13

Disclosure of material facts    The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement and hedging facilities of the nature contemplated by the Master Agreement available to the Borrower.

11.1.14

Completeness of Relevant Documents    The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.15

No established place of business    The Borrower does not have an established place of business in the United Kingdom or the United States of America and no Security Party is registered at Companies House in England or Wales.

11.1.16	Use of Loan

(a)	The Loan is being raised for the Borrower’s own account for the purposes set out in Clause 2.3 (Purpose) and the Borrower will use the Loan for its own benefit.

(b)

In relation to the performance and discharge of the obligations and liabilities of the Security Parties under the Relevant Documents to which any of them is a party and the transactions or other arrangements effected or contemplated by the Relevant Documents, none of the foregoing will involve or lead to the contravention of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering.

11.1.17

Immunity    No Security Party or any of their respective assets has any right to immunity from set off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise.

11.1.18

Taxation    No Security Party is materially overdue in the filing of any tax returns, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Security Party with respect to taxes.

11.1.19	Ranking and effectiveness There are no Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Borrower and the security constituted by the executed Security Documents is valid and effective security ranking first in priority.

11.1.20

Environmental Claims    Following the Delivery Date, all Environmental Laws applicable to the use and operation of the Vessel are being complied with in all material respects and all material consents, licences and approvals required under such Environmental Laws have been obtained and are being complied with in all material respects, and no Environmental Claim has been made, threatened or is pending against the Vessel or any Security Party in relation to the use and operation of the Vessel which, if adversely determined, might reasonably be expected to have a material adverse affect on the business, assets, financial condition or credit worthiness of any Security Party or the security afforded by the Mortgage.

11.1.21	No breach of Charter With effect from the date of the relevant Charter, save as disclosed in writing to and approved by the Agent, there has been no breach by any party of that Charter.

11.1.22	Anti terrorism law and Foreign Corrupt Practices Act

(a)

Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on the Borrower’s or any Security Party’s behalf is in violation of any Legal Requirements (as hereinafter defined) relating to terrorism (“Anti Terrorism Law”), including Executive Order No. 13224 on Terrorist Financing, effective 24 September 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 (the “Patriot Act”).

(b)

Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on the Borrower’s or any Security Party’s behalf acting or benefiting in any capacity in connection with this Agreement is any of the following:

(i)	a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)	a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(iv)	a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)	a person that is named as a “specially designated national and blocked person” on the most current list published by the

U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)

Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on the Borrower’s or any Security Party’s behalf acting in any capacity in connection with this Agreement:

(i)	conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above;

(ii)	deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or

(iii)

engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law.

(d)	Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on its behalf has:

(i)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(ii)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(iii)	violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(e)

In this Clause, “Legal Requirements” mean, as to any person, the constitutional documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Government Entity, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

11.1.23	No other material events or facts. Without prejudice to the generality of Clause 11.1.10 (No Misleading Information), there are no other material events, circumstances or facts (political, commercial or otherwise) which may give rise to any loss or claim under the K-sure Insurance Policy.

11.1.24

Non-Conflict    The Borrower agrees and acknowledges that any claim or defence that it may have or hold in respect of the Building Contract or against any party thereto or any dispute arising in connection with the Building Contract among the parties thereto, shall not affect its payment obligations under the Finance Documents.

11.2

Repetition    Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information undertakings

12.1.1

Financial statements    The Borrower shall procure that the Guarantor shall supply to the Lender as soon as the same become available, but in any event within 180 days after the end of each of the Guarantor’s financial years, commencing from 31 December 2013 the Guarantor’s audited consolidated financial statements for that financial year, together with a Compliance Certificate, signed by an officer or the chief accountant of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Guarantor under Clause 12.1.1 (Financial statements):

(a)	shall be certified by an officer or the chief accountant of the Guarantor as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)

shall be prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Agent that there has been a change in IFRS, the accounting practices or reference periods and the Guarantor’s auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3

Interim financial statements    The Borrower shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within ninety (90) days after the end of each half-year period during the Guarantor’s financial years, its unaudited management consolidated accounts for that half-year period starting with 30 June 2013.

12.1.4	Information: miscellaneous The Borrower shall supply or procure to be supplied to the Agent:

(a)

all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched, provided same refer to matters that (i) may affect the ability of the Borrower to repay the Loan to the Lenders and (ii) may adversely affect the business, assets, financial condition or credit worthiness of the Borrower;;

(b)

promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party;

(c)

promptly, all information, certificates and documents required by the Agent to ensure compliance by any Finance Party with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering throughout the Facility Period;

(d)

promptly upon becoming aware of the matters evidencing that (I) a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering may or is about to occur or (II) that the party who has or will receive the commercial benefit of this Agreement has changed from the Borrower; and

(e)

promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the employment and operating costs of the Vessel.

12.1.5	Notification of Default and or Mandatory Prepayment Event

(a)

The Borrower shall notify the Agent of any Default and/or Mandatory Prepayment Event (and the steps, if any, being taken to remedy such Default) promptly upon the Borrower becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.6	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Security Agent for itself or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.7	Notification in respect of the K-sure Insurance Policy

(a)	The Borrower will notify each of the Agent and the K-sure Agent promptly after it becomes aware of the occurrence of any political or commercial risk covered by the K-sure Insurance Policy and will:

(i)	pay upon demand any additional premium payable to K-sure in respect of the K-sure Insurance Policy;

(ii)

cooperate with the Agent or the K-sure Agent on its reasonable request to take all steps necessary on the part of the Borrower to ensure the K-sure Insurance Policy remains in full force and effect throughout the Facility Period; and

(iii)	use reasonable efforts to assist the K-sure Agent in making any claim under the K-sure Insurance Policy.

(b)	The Borrower will promptly supply to the K-sure Agent copies of all financial or other information reasonably required by the K-sure

Agent to satisfy any request for information made by K-sure pursuant to the K-sure Insurance Policy.

12.1.8	FATCA information

(a)

Subject to Clause 12.1.8(c) below, each Party (and in the case of the Borrower, including each of the other Security Parties) shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its (and in the case of the Borrower, including each of the other Security Parties’) applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)

If a Party confirms to another Party pursuant to Clause 12.1.8(a) above that it (and in the case of the Borrower, including each of the other Security Parties) is a FATCA Exempt Party and it subsequently becomes aware that it (and in the case of the Borrower, including any of the other Security Parties) is not, or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)

In the event that a Finance Party fails to provide the information pursuant to this Clause 12.1.8, then such Finance Party shall not be entitled to receive any additional amounts under Clause 8.11 (Taxes).

(d)

If a Party fails to confirm its (and in the case of the Borrower, including each of the other Security Parties’) status or to supply forms, documentation or other information requested in accordance with Clause 12.1.8(a) above (including, for the avoidance of doubt, where Clause 12.1.8(c) above applies), then:

(i)

if that Party failed to confirm whether it (and in the case of the Borrower, including each of the other Security Parties) is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its (and in the case of the Borrower, including each of the other Security Parties’) applicable passthru percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is one hundred per cent. (100%),

until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.2	Financial covenants

12.2.1

Borrower’s financial covenants    The Borrower shall maintain from the Delivery Date and at all times thereafter throughout the Facility Period freely available unencumbered Cash or Cash Equivalents standing to the credit of the Earnings Account in an amount equal to or greater than [one million five hundred thousand Dollars ($1,500,000), such amount to be gradually built up within the first six months from the Drawdown Date.

12.2.2	Guarantor’s financial covenants The Borrower shall procure that the Guarantor shall at all times during the Facility Period maintain:

(i)	Leverage equal to or less than seventy five per cent (75%);

(ii)	Net Worth of not less than fifty million Dollars ($50,000,000); and

(iii)

minimum cash of 3% of Total Interest Bearing Debt and a committed equity of an additional 5% of Total Interest Bearing Debt at all times if the Vessel is employed under a time charter with a total initial period of duration of less than one (1) year.

The expressions used in this Clause 12.2 shall be construed in accordance with IFRS, and for the purposes of this Agreement:

“cash” means the amount of any credit balances of the Guarantor or its subsidiaries on any accounts held with banks or other financial institutions, excluding for the avoidance of doubt any cash which is credited as collateral in favour of a Lender.

“Cash” or “Cash Equivalents” means cash credited in the relevant Earnings Account which is not subject to any charge back or other Encumbrance (other than in favour of the Finance Parties) and to which the Borrower has free, immediate and direct access.

“Financial Statements” means the financial statements of the Guarantor provided in accordance with Clause 12.1.1 and Clause 12.1.3.

“Fleet Vessels” means any vessel (including the Vessel) from time to time wholly owned by the Guarantor (directly or indirectly) (each a “Fleet Vessel”).

“Fleet Market Value” means in relation to a Fleet Vessel, the market value of such Fleet Vessel conclusively determined by the average of two valuations to be provided by reputable, independent and first class firms of shipbrokers acceptable to the Lender semi-annually for each Fleet Vessel on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Borrower.

“Leverage” means the ratio of Total Interest Bearing Debt to Value Adjusted Total Assets, as shown in the applicable Financial Statement of the Guarantor for any accounting period and determined in accordance with IFRS.

“Net Worth” means equity payments already advanced in respect of the Fleet Vessels less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable Financial Statements for the Guarantor determined in accordance with IFRS.

“Total Assets” means, in respect of the Guarantor, the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable Financial Statements for the Guarantor as total assets determined in accordance with IFRS.

“Total Interest Bearing Debt”    means, in respect of the Guarantor, the amount of total liabilities of the Guarantor (as such term is defined in the applicable Financial Statements of the Guarantor) at any time on a consolidated basis which would be included in the applicable Financial Statements of the Guarantor as total interest bearing debt in accordance with IFRS including the current portion of interest bearing debt (as such term is defined in the applicable Financial Statements for the Guarantor) but excluding any cash which is credited as collateral in favour of a Lender and is intended for the purposes of repaying such debt.

“Value Adjusted Total Assets”    means the Total Assets of the Guarantor adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent Financial Statements) and the Fleet Market Value.

12.3	General undertakings

12.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, permit, certificate, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Relevant Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of formation and/or incorporation of each relevant Security Party of any Relevant Document.

12.3.2	Compliance with laws

(a)	The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Relevant Documents.

(b)

Without prejudice to the provisions of Clause 12.3.2(a) (Compliance with laws), the Borrower shall comply in all respects with all applicable counter-terrorism financing, economics or trade sanctions laws and regulations.

(c)

The Borrower shall, and shall procure that the Managers and the Vessel shall comply in all respects with all national and international laws, directives, regulations, decrees, rulings and such analogous rules, to which it may be subject, including but not limited to, rules relating to international sanctions and shall exercise its best endeavours to ensure that any charterers do the same, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and shall be in possession of all proper trading certificates.

12.3.3

Conduct of business    The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4

Evidence of good standing    The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5

Negative pledge and no disposals    The Borrower shall not without the prior written consent of the Agent create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking (inclusive of the Vessel) nor dispose of any of those assets or of all or part of that undertaking, unless incurred in the normal course of business.

12.3.6

Merger    The Borrower shall not without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction, such consent not to be unreasonably withheld. The Borrower shall procure that the Guarantor shall not, without the prior written consent of the Agent, enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7	No other business The Borrower shall not without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of the Vessel.

12.3.8

Change of business    The Borrower shall not without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.9	No place of business in UK or US The Borrower shall provide the Agent with at least twenty-one (21) days’ prior written notice before establishing a place of business in the United Kingdom or the United States of America or registering itself at Companies House in England and Wales at any time during the Facility Period.

12.3.10

No borrowings    The Borrower shall not without the prior written consent of the Agent incur any Financial Indebtedness (except for the Loan and any Indebtedness arising under the Master Agreement) or any unsecured Indebtedness subordinated to the Loan.

12.3.11

No substantial liabilities    Except in the ordinary course of business and without prejudice to Clause 12.3.10 (No borrowings), the Borrower shall not without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s reasonable opinion of a substantial nature.

12.3.12

No loans or other financial commitments    The Borrower shall not without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person (except for inter-company loans subordinated to the Loan).

12.3.13

Dividends    The Borrower and the Guarantor may in each calendar year pay out dividends, provided that (a) no Default or Event of Default or potential Event of Default (i) has occurred and is continuing, or (ii) would result upon giving effect to such dividend payment, or (b) upon giving effect to such dividend payment, no breach of any one of the financial covenants referred to in Clause 12.2 would result and the Borrower shall not issue any new shares (other than to its current shareholder).

12.3.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.3.15

No change in Relevant Documents    The Borrower shall procure that, without the prior written consent of the Agent, there shall be no termination of, material alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents. The Agent’s prior written consent to material alterations or waivers in respect of any Charter shall not be unreasonably withheld.

12.3.16

No acquisitions    The Borrower shall not acquire any further assets other than the Vessel and shall not acquire rights arising under contracts entered into by or on behalf of the Borrower other than in the ordinary course of its business of owning, operating and chartering the Vessel.

12.3.17

No change in ownership or control    Neither the Borrower nor the Guarantor shall without the prior written consent of the Agent permit any change in its beneficial ownership and control or its direct or indirect ownership from that advised to the Lender at the date of this Agreement, other than in the case of an IPO, provided that the existing members of the Guarantor maintain at all times during the Facility Period as least 50% of the shares or membership interest of the Guarantor.

12.3.18	No dealings with Master Agreement Other than pursuant to the terms of the Master Agreement Charge, the Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

12.3.19

Employment of Vessel    One or two days following the Delivery Date (subject to the remaining provisions of this Clause), the Borrower shall ensure that the Vessel is employed under the Initial Time Charter for a minimum period of three (3) years from the Delivery Date and at a daily rate of hire of no less than thirty three thousand two hundred and fifty Dollars ($33,250) (inclusive of a broker’s commission of no more than 2.5%). The Borrower shall, no later than thirty (30) days prior to the expiry of the Initial Time Charter, enter into a Subsequent Time Charter and promptly deliver to the Agent:

(a)	a copy thereof (certified as true and accurate by an officer of the Borrower); and

(b)

a duly executed notice of assignment of the Subsequent Time Charter and use its best endeavours to procure delivery of the acknowledgement thereof pursuant to the terms of clause 2.3 of the Assignment,

and procure that the Vessel is continuously employed under that Subsequent Charter for a duration to be determined and acceptable to the Lenders and K-sure.

The Borrower shall ensure that the Vessel will not be delivered to the Initial Time Charterer under the terms of the Initial Time Charter on or prior to such time the Mortgage has been recorded with the Maritime Administrator of the Republic of the Marshall Islands.

12.3.20

Bareboat charters    Without prejudice to the generality of Clause 12.3.19 (Employment of Vessel), the Borrower shall not without the prior consent of the Agent (acting on the instructions of all of the Lenders) and K-sure employ the Vessel under any bareboat charter.

12.3.21

Charters    Notwithstanding the provisions of Clause 12.3.19 (Employment of Vessel) and 12.3.20 (Bareboat charters), the Borrower shall not enter into any Charter, time charter, consecutive voyage charter or other contract of employment for the Vessel with a term of twenty four (24) months or more (with or without any optional extensions) without the prior written consent of the Agent (acting on the instructions of all of the Lenders) and K-sure. Without prejudice to the Borrower’s obligations under Clause 12.1.4 (Information: miscellaneous) the Borrower shall throughout the duration of the Facility Period keep the Agent, each Lender and K-sure informed of its negotiations with any potential charterers of the Vessel and shall submit, for approval, to the Agent, each Lender and K-sure, upon their written request, details of the main terms of any potential bareboat charter, time charter, consecutive voyage charter or other contract of employment in relation to the Vessel together with the draft formats thereof as soon as available. The Borrower shall not, without the prior written consent of the Agent (acting on the instructions of all of the Lenders) agree to any amendment or extension to or supplement to, or waive or fail to enforce, any Charter or any of its provisions.

12.3.22

Interest hedge    If the Borrower enters into one or more Transactions to hedge its interest exposure under this Agreement, the Borrower shall procure that the aggregate notional amount of all such Transactions does not exceed the aggregate amount from time to time of the outstanding Loan so that such aggregate notional amount is reduced on terms acceptable to the Swap Provider which is a party to such Transactions each time there is a repayment or prepayment of the Loan.

12.3.23

Subordination    Without prejudice to the restrictions set out in Clause 12.3.11 (No substantial liabilities), the Borrower shall ensure that all loans and other indebtedness owed by it to any Related Company are expressly subordinated to the interests of the Finance Parties under the Finance Documents.

12.3.24

Asset Protection Clause    Commencing from the Delivery Date, if at any time the aggregate of the Fair Market Value and the value of any additional security for the time being provided to the Security Agent under this Clause is less than the then applicable Security Coverage Amount, the Borrower shall, within thirty (30) days of the Agent’s request, at the Borrower’s option:

(a)

pledge in favour of the Security Agent or to its nominee a cash deposit (which, for the avoidance of doubt, shall not include any balance for the time being standing to be credit of any Account) in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

(b)	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

(c)	prepay the Loan in the amount of the shortfall.

Clauses 5.3 (Reborrowing), 6.2.4 (Voluntary prepayment of Loan) and 6.8 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause and the value of any additional security provided shall be determined at the Security Agent’s discretion.

The Borrower shall procure the obtaining of the valuations to determine the Fair Market Value for the purpose of this Clause on a semi-annual basis following the Delivery Date (and promptly provide to the Agent copies thereof) and the Borrower shall bear the cost of all such valuations (and such valuations shall not exceed two (2) per year).

Notwithstanding the above, the Agent may in its sole discretion obtain valuations to determine the Fair Market Value at any time during the Facility Period, and the costs associated with such valuations shall always be for the account of the Borrower at any time after an Event of Default has occurred and for so long as same in continuing.

12.3.25	Application of FATCA The Borrower shall procure that no Security Party shall become a US Tax Obligor.

12.3.26	Protection of K-sure Insurance Policy

(a)

If at any time in the reasonable opinion of the Agent or the K-sure Agent (acting on the instructions of K-sure), any provision of a Finance Document contradicts or conflicts with any provision of the K-sure Insurance Policy or K-sure requires any further action to be taken or documents to be entered into for the K-sure Insurance Policy to remain in full force and effect, then the Borrower shall take such action as the Agent, the K-sure Agent or K-sure shall require to remove any contradiction or conflict and to ensure the K-sure Insurance Policy remains in full force and effect.

(b)	Without prejudice to Clause 12.3.26(a) (Protection of K-sure Insurance Policy), the Borrower shall, and will procure that the Guarantor shall:

(i)

take such action or refrain from taking such action, as the Agent, the K-sure Agent or K-sure shall require in order to ensure that the beneficiaries under the K-sure Insurance Policy comply with and continue to benefit from the K-sure Insurance Policy or to maintain the effectiveness of the K-sure Insurance Policy; and

(ii)

not do or omit to do or cause anything to be done or omitted which might be contrary to or incompatible with the obligations undertaken by the K-sure Agent under or in connection with the K-sure Insurance Policy; and

(iii)	execute all such documents and instruments and do all such other acts and things as the K-sure Agent and/or any Finance Party may:

(I)	reasonably require in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(II)

require in order for the beneficiaries under the K-sure Insurance Policy to comply with and continue to benefit from the K-sure Insurance Policy or to maintain the effectiveness of the K-sure Insurance Policy.

12.3.27	Ownership The Borrower undertakes to remain 100% owned (directly or indirectly) by the Guarantor.

12.3.28

No cross-default    The Borrower shall not and shall procure that the Guarantor shall not default under any Financial Indebtedness in excess of $1,000,000 in respect of the Borrower and in excess of $3,000,000 in respect of the Guarantor, including without limitation:

(a)	any non-payment of any Financial Indebtedness when due or within any originally applicable grace period; or

(b)	any Financial Indebtedness which is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	any Financial Indebtedness which is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

12.4	Vessel undertakings applying from Delivery Date

12.4.1

No sale of Vessel    The Borrower covenants with the Finance Parties not to sell, agree to sell, or otherwise dispose of, or agree to dispose of, the Vessel without the prior written consent of the Lenders and K-sure, such consent not to be unreasonably withheld or delayed.

12.4.2	Operation and maintenance The Borrower covenants with the Finance Parties, from the Delivery Date:

(a)	to keep the Vessel seaworthy and in compliance with the requirements from time to time of all applicable laws, conventions and regulations and of her insurers; and

(b)

to maintain the registration of the Vessel under the laws and flag of the Republic of the Marshall Islands; to effect and maintain the recording of the Mortgage with the Maritime Administrator of the Republic of the Marshall Islands in Piraeus (or at such other authorised office of the Republic of the Marshall Islands approved by the Security Agent); and not cause nor permit to be done any act or omission as a result of which that registration or that recording might be defeated or imperilled; and

(c)

to maintain the Vessel in a condition entitling the Vessel to the highest class applicable to vessels of her type for worldwide trading with a classification society acceptable to the Security Agent free of overdue recommendations; and

(d)

to comply in all respects with all laws, conventions and regulations applicable to the Borrower or to the Vessel; and to carry on board the Vessel all certificates and other documents which may from time to time be required to evidence such compliance; and

(e)	not without the prior written consent of the Security Agent to make, nor permit nor cause to be made, any material change in the structure, type or speed of the Vessel; and

(f)

to procure that all repairs to the Vessel or replacements of parts or equipment of the Vessel are effected in such a way as not to diminish the value of the Vessel and with replacement parts or equipment which are the property of the Borrower and free of all Encumbrances (other than the Mortgage); and

(g)

to permit the Security Agent and all persons appointed by the Security Agent, at the cost of the Borrower and at such times as the Security Agent may reasonably request but not more than once per calendar year, to inspect the Vessel’s state and condition so long as such inspection shall be conducted where practicable and does not interfere with the Vessel’s operations provided that the Security Agent and/or all persons appointed by the Security Agent (including any surveyor) shall be entitled to, at the Borrower’s cost, inspect the Vessel’s state and condition at any time when a Default is continuing, without prejudice to the Security Agent other rights under or pursuant to the Finance Documents; and

(h)

immediately to notify the Security Agent of any arrest or detention of the Vessel which continues for five (5) or more days, and to cause the Vessel to be released from arrest or detention as quickly as possible, and in any event within thirty (30) days from the date of arrest or detention, and immediately to notify the Security Agent in the same manner of the release of the Vessel; and

(i)

from time to time on request of the Security Agent to produce to the Security Agent written evidence satisfactory to the Security Agent confirming that the master and crew of the Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of the Vessel on the voyage then in progress; and

(j)	not to change the name of the Vessel without the prior written consent of the Security Agent, such consent not to be unreasonably withheld or delayed; and

(k)	not to lay the Vessel up without the prior written consent of the Security Agent, such consent not to be unreasonably withheld or delayed; and

(l)	in the event of any requisition or seizure of the Vessel, to take all lawful steps to recover possession of the Vessel as soon as it is entitled to do so; and

(m)

to give to the Security Agent from time to time on request such information as the Security Agent may require with regard to the Vessel’s employment, position and state of repair and, on the Security Agent’s request to supply the Security Agent with copies of all charterparties and other contracts of employment relating to the Vessel and copies of the Vessel’s deck and engine logs; and

(n)

to comply with all requirements from time to time of the Vessel’s classification society and to give to the Security Agent from time to time on request copies of all classification certificates (including, without limitation, confirmation of class certificates) of the Vessel and reports of surveys required by the Vessel’s classification society (the Borrower by its execution of this Agreement irrevocably authorising the Security Agent to obtain such information and documents from the Vessel’s classification society as the Security Agent may from time to time require), and to notify the Security Agent immediately of any overdue requirement or overdue recommendation imposed by the Vessel’s classification society; and

(o)

not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel’s insurers unless that employment or voyage is either (a) consented to in advance and in writing by the underwriters of the Vessel’s war risks insurances and fully covered by those insurances or (b) (to the extent not covered by those insurances) covered by additional insurance taken out by the Borrower at the Borrower’s expense, which additional insurance shall be deemed to be part of the Insurances and of the Assigned Property (as defined in the Mortgage); and

(p)	not without the prior written consent of the Security Agent to enter into any agreement or arrangement for sharing the Earnings; and

(q)

duly to perform (unless prevented by force majeure), and to take all necessary steps to enforce the performance by charterers and shippers of, all charterparties and other contracts of employment and all bills of lading and other contracts relating to the Vessel; and

(r)

not following the occurrence of an Event of Default to let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel, nor agree to do so, without the prior written consent of the Security Agent; and

(s)

to pay and discharge when due from time to time all taxes, levies, duties, fines and penalties imposed on the Vessel or the Earnings, or on the Borrower, its income, profits, capital gains or any of its property; and

(t)

not at any time without the prior written consent of the Security Agent (and then subject to such conditions as the Security Agent may impose) to create nor grant nor permit to exist any Encumbrance over the Vessel or any of the Insurances, Earnings or Requisition Compensation other than any Permitted Encumbrances existing from time to time; and

(u)

to notify the Security Agent immediately if the Borrower becomes aware of any legal proceedings or arbitration involving the Vessel or the Borrower where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

(v)	not without the prior written consent of the Security Agent to put the Vessel into the possession of any person for the purpose of work or repairs estimated to cost more than the Threshold Amount (except for repairs the cost of which is recoverable under the Insurances and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause) unless that person shall have given an undertaking to the Security Agent in such terms as the Security Agent shall require not to exercise a lien on the Vessel for the cost of the work; and

(w)

to keep proper books of account in respect of the Vessel and the Earnings and as and when required by the Security Agent to make such books available for inspection on behalf of the Security Agent; and

(x)

to procure that throughout the duration of the Facility Period the Managers act as the technical and/or commercial managers of the Vessel and that the Managers shall not without the prior written consent of the Security Agent (which consent shall not be unreasonably withheld) sub-contract or delegate any aspect of the technical and/or commercial management of the Vessel, except for any ship manning agency contracts entered or to be entered into between Technomar Shipping Inc., as technical manager and ship manning agents regarding crewing arrangements in respect of the Vessel;

(y)

to take all reasonable precautions to prevent any infringements of any anti drug legislation in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America;

(z)

to comply, or procure that the operator of the Vessel will comply, with the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation (as the same may be amended from time to time) (the “ISM Code”) or any replacement of the ISM Code and in particular, without limitation, to:

(i)	procure that the Vessel remains for the duration of the Facility Period subject to a safety management system developed and implemented in accordance with the ISM Code; and

(ii)

maintain for the Vessel throughout the Facility Period a valid and current safety management certificate issued under paragraph 13.7 of the ISM Code (“SMC”) and provide a copy to the Security Agent; and

(iii)

procure that the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code (“ISM Company”) maintains throughout the Facility Period a valid and current Document of Compliance issued for the ISM Company under paragraph 13.2 of the

ISM Code (“DOC”) and provide a copy to the Security Agent; and

(iv)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company; and

(aa)

to comply in relation to the Vessel with the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended from time to time) (the “ISPS Code”) or any replacement of the ISPS Code and the applicable requirements if Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and in particular, without limitation, to:

(i)	procure that the Vessel and the company responsible for the Vessel’s compliance with the ISPS Code comply with the ISPS Code; and

(ii)	maintain for the Vessel throughout the Facility Period a valid and current International Ship Security Certificate issued under the ISPS Code (“ISSC”) and provide a copy to the Security Agent; and

(iii)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC; and

(bb)

to comply in relation to the Vessel with Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time) (“Annex VI”) or any replacement of Annex VI and in particular, without limitation, to:

(i)	procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI; and

(ii)

maintain for the Vessel throughout the Facility Period a valid and current International Air Pollution Prevention Certificate issued under Annex VI (“IAPPC”) and provide a copy to the Security Agent; and

(iii)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC;

(cc)	to comply in relation to the Vessel with the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001 (the “Bunker Convention”) and in particular, without limitation, to:

(i)	obtain the certificate issued pursuant to article 7 of the Bunker Convention; and

(ii)

if the Vessel enters into or trades through the waters of the United States of America, obtain the certificate issued pursuant to section 1016(a) of the United States Oil Pollution Act 1990 and section 108(a) of the United States Comprehensive Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR part 138; and

(dd)

to not carry, nor allow any charterer of the Vessel to carry or request to carry any Dangerous Cargoes unless same is loaded, stowed, discharged and documented under IMO regulations, any mandatory local requirements and regulations of the flag state and unless the Borrower has taken all possible measures to protect the substance of the Vessel and maintain the Vessel in a condition entitling the Vessel to the class applicable to vessels of her type as set out in Clause 12.3.2(c); and

(ee)	to procure that all charterers and shippers of the Vessel use the Vessel for purposes of civil merchant trading only.

12.5	Insurance undertakings

12.5.1	Obligatory Insurances The Borrower covenants to ensure at its own expense from the Delivery Date and for the remaining duration of the Facility Period that:

(a)

the Vessel remains insured against fire and all usual marine risks (including, without limitation, hull and machinery cover, increased value and excess risks) and war risks (including terrorism and war risks) on an agreed value basis for an amount which is the greater from time to time of (a) the Fair Market Value and (b) an amount which equals one hundred and thirty per cent (130%) of the amount of the Loan then outstanding; and

(b)

the Vessel remains entered in a protection and indemnity association in both protection and indemnity classes, with a club which is a member of the International Group of Protection and Indemnity Associations (“IGA”) to the highest limit of indemnity provided by a club of the IGA or its successor;

(c)

the Vessel remains insured against oil pollution caused by the Vessel for such amounts as the Security Agent may from time to time approve unless that risk is covered by the Vessel’s protection and indemnity entry or insurance, always in compliance with the rules of the International Group of Protection and Indemnity Clubs; and

(d)	the Vessel remains insured against all other risks customarily insured against by leading operators of vessels which are of similar age and type as in accordance with prevailing industry practice and taking into account the Vessel’s trading area.

12.5.2

Port risk insurance    The Finance Parties agree that, if and for so long as the Vessel may be laid up with the approval of the Security Agent, the Borrower may at its own expense take out port risk insurance on the Vessel in place of hull and machinery insurance. The Borrower undertakes to take out other insurances, as may be required pursuant to the relevant prevailing conditions.

12.5.3	Other Obligatory Insurances

(a)

The Borrower undertakes to place the Obligatory Insurances in such markets, in such currency (which shall be Dollars unless advised otherwise by the Security Agent), on such terms and conditions, and with such brokers, underwriters and associations as the Security Agent shall have previously approved in writing. The Borrower shall not alter the terms of any of the Obligatory Insurances and will supply the Security Agent from time to time on request with such information as the Security Agent may in its discretion require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed. The Borrower shall reimburse the Security Agent on demand for all costs and expenses incurred by the Security Agent in obtaining from time to time a report on the adequacy of the Obligatory Insurances from an insurance adviser instructed by the Security Agent.

(b)

The Borrower undertakes duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Security Agent’s request, the Borrower will provide the Borrower with evidence satisfactory to the Borrower that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of the Borrower to brokers, underwriters or associations have been duly and punctually made or given.

(c)

The Borrower will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Obligatory Insurances. The Borrower will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Borrower will not permit the Vessel to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of the Borrower and the Borrower will promptly notify the Security Agent of any new requirement imposed by any broker, underwriter or association in relation to any of the Obligatory Insurances.

(d)

The Borrower will, no later than one (1) day (or, in the case of war risks, no later than seven (7) days), before the expiry of any of the Obligatory Insurances renew them and shall immediately give the Security Agent such details of those renewals as the Security Agent may require.

12.5.4

Mortgagees’ Insurances    The Security Agent shall be at liberty to take out Mortgagee’s Insurances in relation to the Vessel for no less than one hundred and twenty per cent (120%) of the amount of the outstanding Loan with such brokers as may be appointed by the Security Agent and on such terms and conditions as the Security Agent may from time to time decide and the Borrower shall from time to time on demand reimburse the Agent or (for the account of the Security Agent) for all costs, premiums and expenses paid or incurred by the Security Agent in connection with any Mortgagees’ Insurances.

12.5.5

Insurance documents    The Borrower shall deliver to the Security Agent copies of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in such form as the Security Agent may approve shall be issued to the Security Agent by the brokers through which such Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Facility Period insured under any form of fleet cover, the Borrower shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Borrower will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Borrower or of the Borrower’s brokers as agents for the Borrower.

12.5.6	Insurance information The Borrower shall promptly provide the Security Agent with full information regarding any casualty or other accident or damage to the Vessel.

12.5.7	Insurance claims

(a)	The Borrower agrees that, at any time after the occurrence and during the continuation of an Event of Default, the Security Agent shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Security Agent shall in its discretion think fit.

(b)

Whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Security Agent and applied by the Agent or the Security Agent (as the case may be) in accordance with Clause 10.16 (Application of moneys on sale or Total Loss).

(c)

In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss), if the Borrower shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of the Vessel, or for payment to third parties, the Security Agent shall be entitled to require payment to itself.

(d)

The Security Agent agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Borrower to reimburse the Borrower for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred, in which event the Security Agent shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Security Agent, to the discharge of the liability in respect of which they were paid.

12.5.8

Reimbursement of premiums, calls or contributions    If the Borrower fails to effect or keep in force the Obligatory Insurances, the Security Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Security Agent in its discretion considers desirable, and the Security Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Borrower will reimburse the Security Agent from time to time on demand for all such premiums, calls or contributions paid by the Security Agent, together with interest at the rate calculated in accordance with Clause 7.7 (Default interest) from the date of payment by the Security Agent until the date of reimbursement.

12.5.9

Environmental laws    The Borrower shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America’s Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 (the “Act”))) the Borrower shall comply strictly with the requirements of the Act. Before any such trade is commenced and during the entire period during which such trade is carried on, the Borrower shall:

(a)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Borrower for the Vessel in the market; and

(b)

make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover, and promptly deliver to the Security Agent copies of such declarations; and

(c)

submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Security Agent copies of reports made in respect of such surveys; and

(d)

implement any recommendations contained in the reports issued following the surveys referred to in Clause 12.5.9(c) (Environmental laws) within the relevant time limits, and provide evidence satisfactory to the Security Agent that the protection and indemnity insurers are satisfied that this has been done; and

(e)	in addition to the foregoing (if such trade is in the United States of America’s Exclusive Economic Zone):

(i)

obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Security Agent with evidence of the same; and

(ii)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Security Agent with evidence that this is so; and

(iii)

comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable.

No Event of Default will occur under this Clause 13.1.1 if the failure to pay is caused by an administrative or technical error and payment is made within two (2) Business Days of its due date.

13.1.2

Other obligations    A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or such other person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate to the Insurances, to compliance with Clause 12.3.24 (Asset Protection Clause) or to compliance with Clause 12.2 (Financial covenants) or clause 6.10 of the Guarantee and is remedied within five (5) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3

Misrepresentation    Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of the Borrower in excess of $1,000,000 or of the Guarantor in excess of $3,000,000:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

No Event of Default under this Clause 13.1.4 will occur if the failure to comply is capable of remedy and is remedied within three (3) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply with this Clause 13.1.4.

13.1.5	Insolvency

(a)

A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within thirty (30) days.

13.1.8

Change in ownership or control of the Borrower or the Guarantor    Subject to Clause 12.3.17, there is any change in the beneficial ownership or control of the Borrower or the Guarantor from that advised to the Agent by the Borrower at the date of this Agreement.

13.1.9

Repudiation etc     A Security Party or any other person (except a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10

Impossibility or illegality    Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party or any Relevant Document ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective in full for its intended term.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12

Revocation or modification of authorisation    Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.13

Curtailment of business    A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15

Loss of Vessel    The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 13.1.15 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)

payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and eighty (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

13.1.16

Challenge to registration    The registration of the Vessel or the Mortgage (in each case following the Delivery Date) is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

13.1.17

War    The country of registration of the Vessel (following the Delivery Date) becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18

Master Agreement termination    A notice is given by the Swap Provider under section 6(a) of the Master Agreement to which it is party, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.1.19	Notice of termination The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20

Off-hire    The Vessel is off-hire under any Charter for a continuous period of seven (7) days at any time (excluding off-hire resulting from regular drydocking or surveys) or seven (7) days in total in any twelve (12) month period.

13.1.21

Material adverse change     Any event or series of events occurs which, in the reasonable opinion of the Agent, has a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party or a Security Party’s ability to perform its obligations under the Relevant Documents to which it is a party.

13.1.22	Change of management There is a change of the Vessel’s Managers without the prior written consent of the Agent.

13.1.23

Termination of Initial Time Charter and/or Subsequent Time Charter    Either the Initial Time Charter or the Subsequent Time Charter is terminated, cancelled, repudiated or revoked or there is a material variation or amendment of the Initial Time Charter and/or the Subsequent Time Charter, unless the Borrower has entered into a substitute charter acceptable to the Lenders within sixty (60) days after the termination, cancellation, repudiation or revocation of the Initial Time Charter or the Subsequent Time Charter.

13.1.24	Subsequent Time Charter The Subsequent Time Charter is not entered into thirty (30) days prior to the expiry of the Initial Time Charter.

13.1.25	Undertakings and Covenants There is a breach of any of the undertakings and covenants contained in Clause 12 (Undertakings and Covenants).

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrower cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable (save that the Swap Provider shall maintain the exclusive right of declaring that any amount under the Master Agreement is immediately due and payable); and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14	Assignment and Sub-Participation

14.1	Lenders’ rights

14.1.1

Notwithstanding the provisions of Clause 10.17 (K-sure Insurance Proceeds) and subject to any requirements under the K-sure Insurance Policy, a Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of that Lender or, following consultation and the prior consent of the

Borrower, to any other bank or financial institution or (for the purpose of a securitisation of that Lender’s rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of its Commitment and/or Contribution.

14.1.2

No consent from the Borrower or any Finance Party shall be required in relation to (i) any transfer by ABN AMRO Bank N.V. (in its various capacities under this Agreement) in connection with or arising out of any initial public offering of shares undertaken by ABN AMRO Bank N.V. (whether through its Singapore branch or any of its other branches) in connection with any of the Finance Documents in relation to or as a result of any such initial public offering or (ii) any transfer by the Lenders to K-sure pursuant to Clause 10.15 (K-sure Insurance proceeds).

14.2

Borrower’s co-operation     The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents, the K-Sure Insurance Policy, and the Vessel which any Finance Party may in its discretion consider necessary or desirable.

14.3

Rights of assignee    Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

Transfer Certificates    If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so, following consultation with the Borrower as to the identity of the transferee, by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1

to the extent that that Lender seeks to transfer all its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other or, to the extent that Lender seeks to transfer only part of its rights and obligations, the Borrower (on the one hand) and the Lender (on the other) shall be released from all further obligations towards the other which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender with the rights and obligations transferred to it as a result of the transfer

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee (save K-sure in respect of a transfer to it) has paid to the Agent for its own account a transfer fee of two thousand Dollars ($2,000) per transfer.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.5

Finance Documents    Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7

Securitisation    A Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents, subject to entering into a confidentiality agreement with such investor or potential investor prior to any such disclosure.

15	The Agent, the Security Agent, the Mandated Lead Arranger, the K-sure Agent, the Swap Provider and the Lenders

15.1	Appointment

15.1.1

Each Lender, the Mandated Lead Arranger, the K-sure Agent and the Swap Provider appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Mandated Lead Arranger, the K-sure Agent, the Swap Provider and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2

Each Lender, the Mandated Lead Arranger, the K-sure Agent and the Swap Provider authorises the Agent and each Lender, the Mandated Lead Arranger, the K-sure Agent, the Swap Provider and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3

Except where the context otherwise requires or where expressly provided to the contrary, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively and references in this Clause 15 to the “Finance Documents” or to any “Finance Document” shall not include the Master Agreement.

15.1.4

Each Lender hereby appoints and authorises the K-sure Agent to act as its agent in connection herewith and for all purposes under the K-sure Insurance Policy (such agent being referred to as the “K-sure Agent” in the K-sure Insurance Policy), with power to take all such actions as are specified for the K-sure Agent to take on behalf of the Lenders insured under the K-sure Insurance Policy, together with such other powers as are specifically delegated to the K-sure Agent by the terms of the K-sure Insurance Policy or are reasonably incidental thereto, and each Lender hereby authorises and instructs the K-sure Agent to execute and deliver on its behalf the K-sure Insurance Policy and agrees severally to be bound by the terms and conditions of the K-sure Insurance Policy as if it had executed and delivered such agreement for and in its own name.

15.2

Authority    Each Lender, the Mandated Lead Arranger, the K-sure Agent and the Swap Provider irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1	to execute on its behalf any Finance Document (other than this Agreement) and any variation or amendment of any Finance Document (including this Agreement);

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of all the Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4

acting on the instructions from time to time of the Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions (including, without limitation, determining matters to be acceptable to or agreed by the Agent) under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3

Trust    The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers, discretions vested in and obligations of the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2

the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower’s obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	reduce the Margin or the fee stated in Clause 9.1 (Commitment fee); nor

15.4.4	change the order of application of any moneys set out in this Agreement; nor

15.4.5

exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement or any of the other Finance Documents, expressly reserved to the Lenders; nor

15.4.6	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.7	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.8	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.9	agree to amend this Clause 15.4; nor

15.4.10	agree to amend Clause 2.2 (Finance Parties’ obligations); nor and any amendment or waiver which relates to any of the matters referred to in this Clause 15.4,or otherwise requiring the unanimous consent of all the Lenders, shall not be entered into or provided by the Agent until all the Lenders have agreed its terms.

Except with K-sure’s prior consent, the Agent shall not be entitled to exercise or refrain from exercising any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement or the K-sure Insurance Policy, would require K-sure’s prior consent and any amendment or waiver which relates to any matter which, by the terms of any Finance Document, requires the prior consent of K-sure shall not be entered into or provided by the Agent until K-sure has agreed to its terms.

15.5

Liability    Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders, the Mandated Lead Arranger, the K-sure Agent or the Swap Provider for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender, the Mandated Lead Arranger, the K-sure Agent and the Swap Provider acknowledges that:

15.6.1

it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2

it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the loan facilities contemplated by this Agreement;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4

the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

15.7	Limitations on responsibility

15.7.1	The Agent shall have no responsibility to any Security Party or to any Lender or to the Mandated Lead Arranger or to the K-sure Agent or to the Swap Provider on account of:

(a)	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

(b)	the financial condition of any Security Party; nor

(c)

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

(d)

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.7.2

The only responsibility of the Agent in examining the documents set forth in Schedule 2 (Conditions precedent and subsequent) pursuant to the provisions of Clause 3.1 (Conditions precedent), Clause 3.3 (Conditions subsequent), shall be to ascertain that they appear on their face to be in accordance with the respective terms and conditions set forth in Schedule 2 (Conditions precedent and subsequent). The expression “appear on their face to be in accordance with” shall have the meaning ascribed to it in the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce 2007 Edition (ICC Publication Nr. 600).

15.8	The Agent’s rights The Agent may:

15.8.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent’s duties The Agent shall:

15.9.1

if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10

No deemed knowledge    The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11

Other business    The Agent may, without any liability to account to the Lenders, the Mandated Lead Arranger, the K-sure Agent or the Swap Provider generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12

Indemnity    The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13

Employment of agents    In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments

15.14.1

Excluding moneys to be applied in accordance with Clause 10.15 (Application of moneys after acceleration), the Agent shall pay promptly to the order of each Finance Party that Finance Party’s share (in the case of a Lender, being its Proportionate Share) of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 (Fees) and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Finance Party) and until so paid such amount shall be held by the Agent on trust absolutely for that Finance Party.

15.14.2

Notwithstanding the provisions of Clause 15.14.1, save for payments to be applied in accordance with Clause 10.15 (Application of moneys after acceleration), if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Borrower and each Finance Party agree that the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	first, to the K-sure Agent in or towards payment or reimbursement of any unpaid or unreimbursed K-sure Premium;

(b)	second, in or towards payment pro rata of any unpaid fees, commissions, costs, expenses and default interest of the Agent under the Finance Documents;

(c)	third, in or towards payment (in each Lender’s Proportionate Share) of any unpaid fees, commissions, expenses and default interest of the Lenders under this Agreement;

(d)	fourth, in or towards payment pro-rata of any interest due to the Lenders but unpaid under this Agreement;

(e)	fifth, in or towards payment (in each Lender’s Proportionate Share) of any part of the Loan due to the Lenders but unpaid under this Agreement;

(f)	sixth, in or towards payment pro rata of any other sum due to any Lender but unpaid under this Agreement; and

(g)	seventh, in or towards payment pro rata of any unpaid sum due under the Transactions and/or this Agreement to the Swap Provider.

15.14.3

Save for in respect of moneys to be applied in accordance with Clause 10.15 (Application of moneys after acceleration), the provisions of Clause 15.4.2 shall override any other appropriation set out in this Agreement or made by the Borrower.

15.15

Reimbursement    The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount in respect of any sum due from any Security Party to the Lenders under the Finance Documents that is greater than that which it would have received if the amount in question had been recovered by the Agent and applied in the manner applicable at the time of recovery by the relevant Lender under the terms of this Agreement (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the “Excess Amount”) then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3

the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in the manner applicable at the time of recovery by the relevant Lender under this Agreement.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17

Rescission of Excess Amount    If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18

Instructions    Where the Agent is authorised or directed to act or refrain from acting in accordance with the unanimous instructions of the Lenders or of the Finance Parties, each of the Lenders or such other Finance Party shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender or a Finance Party does not provide the Agent with instructions within that period, that Lender or other Finance Party shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Finance Parties if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders or the Finance Parties (as the case may be) under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders or the Finance Parties (as the case may be) of the action taken by it as soon as reasonably practicable, and the Lenders or the Finance Parties (as the case may be) agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Finance Party under this Clause 15 shall be paid to such account at such bank as that Finance Party may from time to time direct in writing to the Agent.

15.20

“Know your customer” checks    Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21

K-sure Insurance Policies    Each Lender represents and warrants to the K-sure Agent that (i) it has reviewed the K-sure Insurance Policy and is aware of the provisions thereof, (ii) the representations and warranties made by the K-sure Agent on behalf of each Lender under the K-sure Insurance Policy are true and correct with respect to such Lender in all respects, and (iii) no information provided by such Lender in writing to the K-sure Agent or to K-sure prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each Lender represents and warrants to the K-sure Agent that it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the K-sure Agent being in breach of any of its obligations in its capacity as K-sure Agent under the K-sure Insurance Policy or the other Finance Documents, or result in any of Lenders being in breach of any of their respective obligations as insured parties, under the K-sure Insurance Policy, or which would otherwise prejudice the K-sure Agent’s ability to make a claim on behalf of the Lenders under the K-sure Insurance Policy.

15.22

K-sure Agent communication    The K-sure Agent agrees to furnish promptly to each Lender, a copy of each written communication received by it from, or sent by it to, K-sure expressly relating to the K-sure Insurance Policy. The K-sure Agent agrees not to take any action under the K-sure Insurance Policy without the unanimous consent of the Lenders (which consent shall not be unreasonably withheld), unless the K-sure Agent has reasonably determined that such action would not be material to the coverage provided to the Lenders thereunder.

15.23

Claims under the K-sure Insurance Policy    Each Lender acknowledges and agrees with the K-sure Agent that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the K-sure Insurance Policy except through the K-sure Agent or otherwise in accordance with the K-sure Insurance Policy and that all of the rights of such Lenders under the K-sure Insurance Policy shall only be exercised by the K-sure Agent pursuant to and in accordance with the K-sure Insurance Policy.

15.24

K-sure Agent actions    The K-sure Agent agrees to take such actions under the K-sure Insurance Policy (including with respect to any amendment, modification or supplement to the K-sure Insurance Policy) as may be directed on the unanimous instructions of the Lenders from time to time; provided that, anything herein or in the K-sure Insurance Policy to the contrary notwithstanding, the K-sure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

15.25

K-sure Agent indemnity    Each Lender severally agrees to indemnify, in their respective Proportionate Shares, the K-sure Agent and its affiliates, and its and their respective officers, directors, employees and agents for all liabilities, damages, costs and expenses sustained or incurred by, or asserted against the K-sure Agent or any of its affiliates or its or their respective officers, directors, employees or agents arising out of or by reason of any action taken by the K-sure Agent or any of its affiliates or its or their respective officers, directors, employees or agents or as a result of any misrepresentations and/or other breaches under Clause 15.21 (K-sure Insurance Policies), provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the K-sure Agent. Each Lender expressly confirms and agrees that the K-sure Agent shall not be liable for any loss caused as a result of the breach by any such Lender of its obligations under Clause 15.21 (K-sure Insurance Policies). The provisions of Clause 15.30 (Resignation), pertaining to the procedures to be followed in connection with the appointment of a successor Agent shall constitute, mutatis mutandis, the procedures to be followed in connection with the appointment of a successor K-sure Agent provided the K-sure Agent is able to assign and/or novate the K-sure Insurance Policy to its successor.

15.26

Reimbursement of premium    Each Lender agrees to reimburse the K-sure Agent in their respective Proportionate Shares in respect of the K-sure Premium (or any part thereof) if such premium (or any part thereof) is paid by the K-sure Agent and the K-sure Agent is not put in funds or fully reimbursed in accordance with the terms of Clause 8.14 (K-sure Indemnity).

15.27	Prior consultation with K-sure The Borrower acknowledges that the K-sure Agent and the Agent may, under the terms of the K-sure Insurance Policy be required:

(a)

to consult with K-sure, prior to the exercise of certain decisions under the Finance Documents to which they are a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

(b)	to follow certain instructions given by K-sure.

Each Finance Party will be deemed to have acted reasonably if it has acted on the instructions of the K-sure Agent (in accordance with the terms of the K-sure Insurance Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.

15.28

Action contrary to K-sure instructions or to the K-sure Insurance Policy etc.    If, in respect of any matter in relation to or arising out of any of the Finance Documents where the approval, consent, authorisation or instruction of K-sure is required under the terms of the Finance Documents or the K-sure Insurance Policy, the Lenders or any one of more of them wish to take any step or action under or in relation to which conflicts with, or in contrary to, the provisions of the K-sure Insurance Policy, the approval, consent, authorisation or instruction of K-sure, such step or action may only be taken with the consent of all the Lenders.

15.29	K-sure override

(a)

Each of the Agent, the Security Agent and the K-sure Agent shall be authorised to take all such actions as they may deem necessary to ensure that all requirements of K-sure under or in connection with the K-sure Insurance Policy are complied with (unless all the Lenders instruct otherwise in writing).

(b)

None of the Agent, the Security Agent and the K-sure Agent shall be obliged to do anything if, in their opinion (upon consultation with K-sure), to do so could result in a breach of any requirements of K-sure under or in connection with the K-sure Insurance Policy or affect the validity of the K-sure Insurance Policy (unless all the Lenders instruct otherwise in writing).

15.30

Resignation    Subject to a successor being appointed in accordance with this Clause 15.30, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrower, the Lenders, the Mandated Lead Arranger, the Swap Provider and the K-sure Agent notice of its intention to do so, in which event the following shall apply:

15.30.1

the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.30.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the other Finance Parties;

15.30.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.30.4

the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.31

No fiduciary relationship    Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments) (in the case of the Agent), the Agent and the K-sure Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and/or the K-sure Agent any other person.

15.32

Liability of K-sure Agent    Neither the K-sure Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the K-sure Agent under or in connection with the K-sure Insurance Policy unless as a result of the K-sure Agent’s gross negligence or wilful misconduct.

16	Set-Off

16.1

Set-off    A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2

Master Agreement rights    The rights conferred on the Swap Provider by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

17	Payments

17.1

Payments    Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2

No deductions or withholdings    Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3

Grossing-up    If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, under a Finance Document, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made. But for the avoidance of doubt this Clause 17.3 shall not apply in respect of sums due from the Borrower to the Swap Provider (as a Finance Party) under or in connection with the Master Agreement, as to which sums the relevant provisions of the Master Agreement shall apply.

17.4

Evidence of deductions    If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5

Adjustment of due dates    If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6

Control account    The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17.7

Clawback    The Agent shall have no liability to pay any sum to the Borrower until it has itself received payment of that sum. If, however, the Agent does pay any sum to the Borrower on account of any amount prospectively due to the Borrower pursuant to Clause 4 (Advance) before it has itself received payment of that amount, the Borrower will, on demand, in writing, by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement, provided always that no such refund will be made by the Borrower (i) if the Agent fails to make its demand hereunder within thirty (30) days from the date of the Advance Payment or (ii) in case such Agent’s demand is made after the repayment of the Loan by the Borrower.

In this Clause 17 reference to the “Finance Documents” means the Finance Documents exclusive of the Master Agreement so that the payment provisions included in the Master Agreement shall apply to the Master Agreement without reference to this Clause 17.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2

Addresses    The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, 3-5 Menandrou Street, 14561 Kifisia, Athens, Greece (fax no: +30 210 8084224) marked for the attention of Legal Department;

18.2.2	in the case of the Mandated Lead Arranger:

(i)	ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands

Attention:	Martijn M van der Berg / Tom van Vonderen (PAC GL 1610)
Fax no:	+31 10 4015653

18.2.3	in the case of each Lender, those appearing opposite its name in Schedule 1 (The Lenders and the Commitments);

18.2.4	in the case of the Agent, ABN AMRO Bank N.V., 10 Gustav Mahlerlaan, 1082 PP Amsterdam, The Netherlands (fax no: +31 20 628 6985) marked for the attention of the Agency Syndicated Loans (PAC HQ 8042);

18.2.5	in the case of the Swap Provider:

(i)	ABN AMRO Bank N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands

Attention:	Martijn M van der Berg / Tom van Vonderen (PAC GL 1610)
Fax no:	+31 10 4015653

18.2.6	in the case of the Security Agent:

ABN AMRO Bank N.V.,

Coolsingel 93

3012 AE Rotterdam

The Netherlands

Attention:	Martijn M van der Berg / Tom van Vonderen (PAC GL 1610)
Fax no:	+31 10 4015653; and

18.2.7

in the case of the K-sure Agent, ABN AMRO Bank N.V., Singapore Branch, 10 Collyer Quay, #07-01 Ocean Financial Centre, Singapore 049315 (fax no: (65) 6538 2218) marked for the attention of Debt Solutions/Global Export & Project Finance, or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2

if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address if it is being sent to an address in the same country as the sender or five (5) Business Days after being handed to a reputable international courier service in an envelope addressed to it at that address if it is being sent internationally;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 18.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

18.4

Notification of address and fax number    Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	Electronic communication

18.5.1

Any communication to be made between two parties to this Agreement under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent those two parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

18.5.2

Any electronic communication made between the parties referred to in Clause 18.5.1 above will be effective only when actually received in readable form and in the case of any electronic communication made by a party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

18.5.3	Any electronic communication which becomes effective, in accordance with Clause 18.5.2 above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

18.6	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.6.1	in English; or

18.6.2

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing and the prior written approval of K-sure has been obtained. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1

No oral variations    No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties and provided the prior approval of K-sure has been obtained.

21.2

Further assurance    If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Agent for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Agent are necessary to provide adequate security for the repayment of the Indebtedness.

21.3

Rescission of payments etc.    Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4

Certificates    Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6

Contracts (Rights of Third Parties) Act 1999    A person who is not a party to this Agreement, other than K-sure has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7	Disclosure

21.7.1

The Borrower irrevocably authorises, and shall procure that each of the other Security Parties authorises, each Finance Party to disclose from time to time any information relating to the Security Parties, the Loan, the Commitments, the Accounts, the Relevant Documents and the Vessel to (a) any private, public or internationally recognised authorities, (b) any Finance Party’s head office, branches, affiliates and professional advisors, (c) any other parties to the Finance Documents and K-sure, (d) rating agencies, insurers, potential insurers, insurance brokers, reinsurers, potential reinsurers, the relevant Finance Party’s service providers or their respective professional advisors, (e) any person with whom any Finance Party proposes entering into, or has entered into, contractual relations in connection with the Loan or any Commitment, subject to entering into a confidentiality agreement with such persons under (a)-(e) above prior to any such disclosure and (f) any national or international numbering service provider to enable such numbering service provider to provide its usual syndicated loan numbering identification / statistical (e.g. league tables) services (only in respect of the name of the Security Parties, the Loan and the Commitments.

21.7.2

Notwithstanding Clause 21.7.1 above, any Finance Party and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the “Banking Act”)) may, subject to the conditions set out in the third column of the Third Schedule to the Banking Act, disclose to any of its affiliates and any other person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act, any customer information (as defined in the Banking Act) or any other information about the Borrower, the Guarantor and the Finance Documents as that Finance Party shall consider appropriate.

21.7.3

This Clause is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

21.7.4	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a party to this Agreement.

21.8

K-sure    The Agent agrees that it will consult with K-sure (through the K-sure Agent) prior to issuing a notice pursuant to Clause 13.2 (Acceleration). The K-sure Agent shall provide K-sure with a written notice of the disbursement of the Loan within ten (10) Business Days after its Drawdown Date.

21.9

Master Agreement rights    The rights conferred on the Swap Provider by this Agreement and the Security Documents shall be in addition to, and without prejudice to or limitation of, the rights conferred on the Swap Provider by the Master Agreement.

22	Law and Jurisdiction

22.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2

Jurisdiction    For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3

Alternative jurisdictions    Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4

Waiver of objections    The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1

irrevocably appoints Messrs. Saville & Co., 2 Throgmorton Avenue, London EC2N 2ER, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

23	General Terms and Conditions

The General Terms and Conditions form part of and shall be deemed to be incorporated in this Agreement save to the extent that there is an inconsistency between the General Terms and Conditions and the terms of any other provision of this Agreement, in which case the terms of that other provision of this Agreement shall prevail.

SCHEDULE 1: The Lenders and the Commitments

The Lenders	The Commitments

ABN AMRO Bank N.V. Coolsingel 93 3012 AE Rotterdam The Netherlands	$52,703,000

Attention:	Martijn M van der Berg / Tom van Vonderen (PAC GL 1610)
Fax no:	+31 10 4015653

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent

1	Security Parties

(a)

Constitutional Documents    Copies of the constitutional documents of each Security Party together with such other evidence as the Lenders may reasonably require that each Security Party is duly formed and/or incorporated, as applicable, in its country of formation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party.

(c)	Board or Member resolutions A copy of a resolution of the members or the board of directors (as applicable) of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Copy passports A copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)

Shareholder resolutions    A copy of a resolution signed by all the holders of the issued shares in each Security Party (where applicable), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)

Officer’s certificates    A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than one day prior to the date of this Agreement and setting out the names of the directors or members, officers, shareholders or membership interest holders of that Security Party and the proportion of shares or membership interest held by each shareholder or membership interest holder in that Security Party.

(g)

Evidence of registration    Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors or members, officers, shareholders or membership interest holders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party

(h)

Powers of attorney    The power of attorney of each Security Party (duly notarised and legalised as may be required) under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or member or the secretary or the legal advisers of the Borrower, of:

(i)	the Building Contract;

(ii)	such documents as the Agent may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the Building Contract;

(iii)	the builder’s certificate and/or bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iv)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract;

(v)	the commercial invoice issued by the Builder in respect of the final contract price of the Vessel;

(vi)	the declaration of warranty issued by the Builder to the Borrower pursuant to the Building Contract;

(vii)	the Initial Time Charter or other contract of employment of the Vessel which will be in force on the Delivery Date;

(viii)	the Management Agreements;

(ix)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(x)	evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(xi)	the Vessel’s current SMC;

(xii)	the ISM Company’s current DOC;

(xiii)	the Vessel’s current ISSC;

(xiv)	the Vessel’s current IAPPC;

(xv)	the Vessel’s current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Borrower’s title    Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration or registered Encumbrance) and evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)

Evidence of insurance    Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)

Confirmation of class    An interim Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Germanischer Lloyd or such other classification society as may be acceptable to the Agent free of overdue recommendations affecting class.

(e)	Valuations reports Valuation reports from two (2) Approved Brokers to determine the Fair Market Value, such valuation reports to be dated no earlier than thirty (30) days prior to the Drawdown Date.

(f)

Security Documents    The Security Documents and the Fee Letter, together with all other documents required by any of them, including, without limitation all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients, save for the acknowledgement of notice of assignment of the Initial Time Charter by the Initial Time Charterer which the Borrower will try its best endeavours to procure.

(g)

Mandates    Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Account and the Retention Account, as the Lenders may require, together with evidence that the Account Holder has been irrevocably instructed to send each monthly statement of each Account to the Agent with a copy to the Borrower.

(h)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(i)

The Account Holder’s confirmation    The written confirmation of the Account Holder that the Accounts have been opened with the Account Holder and to its actual knowledge are free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

(j)

Equity    To the extent that the amount to be advanced by the Lenders is less than the unpaid balance of the Contract Price, a certificate signed on behalf of the Borrower certifying that the funds used to settle the balance shall be injected into the Borrower as equity and written evidence that the Agent is able and authorised to combine such funds with the Loan for payment to the Builder no later than the Drawdown Date.

3	K-sure

(a)	Evidence of K-sure authority Evidence satisfactory to the Lenders that the K-sure Insurance Policy has been duly authorised by K-sure.

(b)

K-sure Insurance Policy    An original counterpart of the K-sure Insurance Policy duly executed by K-sure, including an English translation in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders) and the K-sure Insurance Policy being in full force and effect.

(c)

K-sure Premium    Evidence in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders) of the payment to, and receipt by, K-sure of the full amount of the K-sure Premium and any costs and expenses which are then due and payable to K-sure.

(d)	K-sure Confirmation A confirmation from the K-sure Agent that, on the date of the Drawdown Notice and on the proposed Drawdown Date:

(i)	it has not been informed that K-sure intends to and the K-sure has not stipulated its intention, to repudiate or suspend the application of the K-sure Insurance Policy;

(ii)	it is satisfied that the K-sure Insurance Policy is in full force and effect; and

(iii)	no instruction has been received by it from K-sure that the advance of the Loan should not be permitted or made by the Lenders.

4	Legal opinions

Legal opinions on the laws of England, the Republic of the Marshall Islands, the Republic of Korea and the Republic of Liberia each in form and substance reasonably acceptable to the Lenders and K-sure (other than in respect of the legal opinion of the Republic of Korea) or confirmation acceptable to the Lenders and K-sure (other than in respect of the legal opinion of the Republic of Korea) that such opinions will be given promptly following the Delivery Date.

5	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 22.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)

Other authorisations        A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements of the Guarantor.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the Drawdown Date.

(f)

“Know your customer” documents    Such documentation and other evidence as is reasonably requested by the Lenders in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)

Evidence of no outstanding indebtedness    Documentary evidence in form and substance acceptable to the Lenders evidencing that the Borrower has no outstanding indebtedness or contingent liabilities, except for the Loan pursuant to this Agreement and any derivatives instruments on a subordinated basis solely for the purposes of hedging interest rate or foreign exchange exposures.

(h)	Capital structure Evidence of satisfactory capital structure (including equity and subordinated debt) of the Borrower and the Guarantor in form and substance acceptable to the Lenders.

Part II: Conditions subsequent

1

Evidence of Borrower’s title    Certificate of ownership and encumbrance (or equivalent) issued by the Maritime Administrator of the Republic of the Marshall Islands in Piraeus (or such other authorised office of the Republic of the Marshall Islands approved by the Agent) confirming that (a) the Vessel is registered under the flag of the Republic of the Marshall Islands in the ownership of the Borrower, (b) the Mortgage has been recorded as a first preferred mortgage against the Vessel and (c) there are no further Encumbrances registered against the Vessel, to be provided within three (3) Business Days of the Delivery Date.

2

Letters of undertaking    Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties, to be provided within five (5) Business Days of the Delivery Date or such other reasonable time as specified by the Agent.

3

Legal opinions    Such of the legal opinions specified in Part I of this Schedule 2 in forms previously approved by the Lenders as have not already been provided to the Agent, to be provided within three (3) Business Days of the Delivery Date.

4

Acknowledgements    Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2 (Conditions precedent) to be provided within three (3) Business Days of the Delivery Date, save for the acknowledgement of notice of assignment of the Initial Time Charter by the Initial Time Charterer which the Borrower will try its best endeavours to procure within ninety (90) days from the Delivery Date.

5

Initial Time Charter    A photocopy, certified as true, accurate and complete by a director, the secretary or attorney of the Borrower of the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Borrower to the Initial Time Charterer pursuant to the Initial Time Charter with the Maritime Administration of the Republic of the Marshall Islands and to be provided within five (5) Business Days of the Delivery Date.

6	Master’s receipt The master’s receipt for the Mortgage within one (1) month from the Delivery Date.

7

Master Agreement    A photocopy, certified as true, accurate and complete by a director, the secretary or attorney of the Borrower of the Master Agreement, and such other documents the Lenders may require to evidence the Borrower’s compliance with Clause 12.3.22(a) (Interest hedge), together with the Master Agreement Charge in respect thereof and acknowledgements of all notices of charge given pursuant thereunder, to be provided no later than three (3) months of the Delivery Date.

SCHEDULE 3: Form of Drawdown Notice

To:	ABN AMRO Bank N.V.

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

From:	IKAROS MARINE LLC

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, Marshall Islands MH 96960

2013

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                  2013 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance to us the Loan in the sum of [                                                 ] in respect of the Vessel on              2013, which is a Business Day, in accordance with the provisions of the Building Contract and subject to the separate release instructions sent by MT199, towards payment of the last instalment of the Contract Price as follows:

[                    ]

[We irrevocably request you to [debit from our [Earnings] Account an amount of [    ] Dollars ($[            ]), combine the same with the proceeds of the Loan and thereafter transfer the aggregate amount of [    ] Dollars ($[    ])] [transfer the full amount of the Loan] to the Builder in accordance with the provisions of the Building Contract in full payment of the final instalment of the Contract Price.]

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on the Drawdown Date, that no Default has occurred and is continuing, and that no Default will result from the advance of the Loan requested in this Drawdown Notice.

We also confirm that there are no disputes under any of the Relevant Documents.

Yours faithfully

................................

For and on behalf of
IKAROS MARINE LLC

SCHEDULE 4: Form of Transfer Certificate

To:	ABN AMRO Bank N.V.

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated, the “Loan Agreement”) dated              2013, on the terms and subject to the conditions of which a secured loan facility of up to fifty two million seven hundred and three thousand Dollars ($52,703,000) was made available to Ikaros Marine LLC by a syndicate of banks on whose behalf you act as agent and security agent.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment and/or Contribution” accurately summarise its Commitment/Contribution; and

2.2

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment/Contribution specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any document relating to any Relevant Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Relevant Document or any document relating to any Relevant Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Relevant Document of any obligations under any Relevant Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment and/or Contribution:

Current Commitment :            $[                    ]

Current Contribution :             $[                    ]

5	Amount transferred:

[specify Commitment or Contribution being transferred]

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

ABN AMRO Bank N.V. as Agent

By:

Date:

SCHEDULE 5: Form of Compliance Certificate

To:	ABN AMRO Bank N.V.

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

From:	IKAROS MARINE LLC

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, Marshall Islands MH 96960

POSEIDON CONTAINERS HOLDINGS LLC

Trust Company Complex, Ajeltake Road

Ajeltake Island, Majuro, Marshall Islands MH 96960

Dated:

Dear Sirs

Loan Agreement dated [            ] 2013 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

[We each confirm that we are in compliance with our respective obligations under the Finance Documents.]

This Compliance Certificate also refers to the latest financial statements of the Guarantor, being the [audited consolidated annual financial statements][semi-annual management accounts] for the financial [year] ended on [                ] (the “Financial Statements”), a copy of which is attached hereto.

We confirm that:

1.	The aggregate of the Fair Market Value and the value of any additional security is equal to [ ] per cent ([ ]%) of the outstanding Loan.

2.	The Guarantor maintains Leverage equal to [ ] per cent ([ ]%).

3.	The Guarantor maintains Net Worth of [ ] million Dollars ($[ ]).

4.

[The Guarantor maintains minimum cash of [    ] % of Total Interest Bearing Debt and a committed equity of an additional [    ]% of Total Interest Bearing Debt as the Vessel is employed under a time charter with total initial period of duration of less than one (1) year].

5.	No Default is continuing.

Signed:	.......................

Member of

IKAROS MARINE LLC

Signed:	.......................

Member of

POSEIDON CONTAINERS HOLDINGS LLC

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Filanthi Katsafadou	)
/s/ Filanthi Katsafadou	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
IKAROS MARINE LLC	)
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name: Dimitrios Beis
Address: Solicitor Stephenson Harwood LLP 2 Filellinon Street & Akti Miaouli Piraeus 185 36 Tel. 210 4295 160

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
ABN AMRO BANK N.V.	)
(as the Mandated Lead Arranger))
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name: Dimitrios Beis
Address: Solicitor
Stephenson Harwood LLP 2 Filellinon Street & Akti Miaouli Piraeus 185 36 Tel. 210 4295 160

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
ABN AMRO BANK N.V. (as a Lender))
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name: Dimitrios Beis
Address: Solicitor
Stephenson Harwood LLP 2 Filellinon Street & Akti Miaouli Piraeus 185 36 Tel. 210 4295 160

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
ABN AMRO BANK N.V. (as the Agent))
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name: Dimitrios Beis
Address: Solicitor
Stephenson Harwood LLP
2 Filellinon Street & Akti Miaouli
Piraeus 185 36 Tel. 210 4295 160

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
ABN AMRO BANK N.V.	)
(as the Swap Provider))
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name: Dimitrios Beis
Address: Solicitor
Stephenson Harwood LLP
2 Filellinon Street & Akti Miaouli
Piraeus 185 36 Tel. 210 4295 160

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised attorney-in-fact	)
for and on behalf of	)
ABN AMRO BANK N.V.	)
(as the Security Agent))
in the presence of:	)

Witness signature: /s/ Dimitrios Beis
Name:Dimitrios Beis
Address: Solicitor
Stephenson Harwood LLP
2 Filellinon Street & Akti Miaouli
Piraeus 185 36 Tel. 210 4295 160

SIGNED by ERWIN E. BOON (Head Global Export & Project Finance-Asia)
SIGNED by JULIA TEO (Chief Financial Officer)
/s/ Erwin E. Boon
/s/ Julia Teo
as duly authorised	)
for and on behalf of	)
ABN AMRO BANK N.V.,	)
SINGAPORE BRANCH	)
(as the K-sure Agent))
in the presence of:	)

Witness signature: /s/ JOO HO PARK
Name: Joo Ho Park
Address: 10 Collyer Quay #07-01 Ocean Financial Centre
Singapore 049315